Exhibit 10.1

Execution Version

AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

This Amended and Restated Asset Purchase Agreement (the “Agreement”) is entered into as of August 4, 2018 by and among TheMaven, Inc., a Delaware corporation (“TheMaven”), Maven Coalition, Inc., a Nevada corporation and a wholly-owned subsidiary of TheMaven (“Purchaser”), and Say Media, Inc., a Delaware corporation (“Seller”). Purchaser and Seller are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. Certain capitalized terms used but not otherwise defined in this Agreement are defined as set forth in Exhibit A.

Recitals

Seller and Purchaser wish to provide for the sale of the Transferred Assets (as defined in Section 1.1) to Purchaser on the terms, and subject to the conditions, set forth in this Agreement.

Seller has engaged BDO USA, LLP (the “Auditors”) to audit the financial statements of Seller, comprised of the balance sheets of Seller as of December 31, 2017 and 2016, and the related statements of income, stockholders’ equity and cash flows for the years then ended, and the related notes to the financial statements, in each case, in anticipation of the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement (the “Transactions”).

The Parties entered into an Asset Purchase Agreement (the “Original Agreement”) dated as of August 2, 2018 (the “Original Agreement Date”) and now wish to amend and restate the Original Agreement in its entirety as set forth herein, with effect as of the Original Agreement Date.

Each of the respective Boards of Directors of TheMaven, Purchaser and Seller has approved such Party’s entry into this Agreement.

Agreement

The Parties, intending to be legally bound, agree as follows:

1.	Sale of Transferred Assets; Related Transactions.

1.1         Sale of Transferred Assets. At the Closing (as defined in Section 2.1), Seller shall cause to be sold, assigned, transferred, conveyed and delivered to Purchaser all of the Transferred Assets (as defined below), free of any Encumbrances other than Continuing Encumbrances, on the terms and subject to the conditions set forth in this Agreement. For purposes of this Agreement, “Transferred Assets” shall mean and include all of the properties, rights, interests and other tangible and intangible assets of Seller (wherever located and whether or not required to be reflected on a balance sheet prepared in accordance with generally accepted accounting principles) that are used in, held for use or necessary for the conduct of, or related to, the Business, other than the Excluded Assets. Without limiting the generality of the foregoing, the Transferred Assets shall include: (a) all of the Intellectual Property and Intellectual Property Rights that are owned or controlled by Seller and that are used in, or held for use for, the conduct of the Business (collectively, the “Transferred IP”) and including right to register, prosecute, maintain or record any such Transferred IP, the right to all past and future income, royalties, damages and payments due with respect to such Transferred IP and all goodwill associated with such Transferred IP; (b) all rights with respect to any obligation of any current or former employees, consultants or independent contractors of Seller to refrain from using or disclosing any non-public or confidential information relating to any of the Transferred IP; (c) all rights of recovery, rights to sue for or assert claims against and remedies against past, present or future infringements or misappropriation of any or all Transferred IP and rights of priority derived therefrom under any international conventions, treaties or agreements and protection of interests in them and to retain any and all amounts therefrom; (d) all rights of Seller under the Seller Contracts relating to the Business, including the Seller Contracts identified on Schedule 1.1(d) (collectively, the “Transferred Contracts”); (e) all machinery, installations, computer hardware, equipment, vehicles, fixtures, laptops, mobile phones, office supplies, furniture, tools, spare parts, supplies, materials and other tangible personal property and physical assets of Seller used in, held for use or necessary for the conduct of, or related to, the Business, together with all additions and alterations thereto, and all express and implied warranties related to any of the foregoing; (f) all title to, interest in and rights under the leases of real property to which Seller is a party described on Schedule 1.1(f) (the “Real Property Leases”), including any leasehold improvements relating thereto; (g) all Books and Records, including but not limited to all customer lists of Seller, necessary for the conduct of, or related to, the Business; (h) all rights with respect to any obligation of any Person owed to Seller with respect to any “work-for-hire” (as defined in the Copyright Act of 1976, as amended) agreement or any invention or any other assignment agreement, in each case only to the extent related to the ownership of any Transferred IP by Seller; (i) all claims and causes of action against third parties related to the assets listed in clauses (a) through (h), in each case, whether known or unknown, contingent or noncontingent; and (j) all rights to enforce such right, title and interest, including the right to sue and recover any sums whether due, payable, accrued or arising before, on or after the Closing with respect to any of the assets listed in clauses (a) through (i).

1.2         Excluded Assets. Notwithstanding anything to the contrary contained in this Agreement, the Parties agree that Seller is not selling, assigning, transferring, conveying or delivering to Purchaser, and the Transferred Assets shall not include (collectively, the “Excluded Assets”), (i) all Seller Contracts that are not Transferred Contracts; (ii) all bank accounts of Seller (provided, however, that all cash and cash equivalents in such bank accounts as of the close of business on the Business Day immediately preceding the Closing Date shall constitute Transferred Assets), (iii) Seller’s rights under this Agreement or any document executed in connection with the Transactions, (iv) all corporate documents required for the continuing operation of Seller as a shell corporation for the purposes of satisfying its Liabilities, filing Tax Returns, and distributing funds to its stockholders, including but not limited to Taxpayer identification numbers and Tax Returns of Seller and its Affiliates, including records relating to such Tax Returns, payroll records, employee records, board consents and bank records, (v) any attorney-client privileged material of Seller, (vi) all prepayments and rights to refunds of Taxes paid by Seller and its Affiliates, whether paid directly by Seller or its Affiliates or indirectly by a third party on behalf of Seller or its Affiliates, regardless of whether such rights have arisen or hereafter arise, and all Tax attributes of Seller and its Affiliates (including net operating losses and credits), (vi) Seller’s equity interests in its U.K. Subsidiary, and (vii) the assets of Seller, if any, set forth on Schedule 1.2.

1.3         Purchase Price.

(a)          As consideration for the sale, assignment, transfer, conveyance and delivery of the Transferred Assets to Purchaser:

(i)           on the Closing Date:

(1)         TheMaven shall cancel all promissory notes issued to TheMaven by Seller from time to time prior to the Closing, including, for the avoidance of doubt, those certain Senior Secured Promissory Notes in the aggregate principal amounts of One Million Dollars ($1,000,000) and Two Hundred Fifty Thousand Dollars ($250,000) issued to TheMaven by Seller on March 26, 2018 and the date hereof, respectively (the “Seller Promissory Notes”);

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(2)         Purchaser shall pay to Seller the sum of (i) an aggregate of Four Million Six Hundred Thirty Seven Thousand and Seventy-Two Dollars ($4,637,072) in cash (the “Initial Cash Consideration”) minus (ii) the aggregate amount of all cash and cash equivalents in the bank accounts of Seller as of the close of business on the Business Day immediately preceding the Closing Date by wire transfer of immediately available funds to (x) an account designated by Seller and/or (y) as directed by Seller, to one or more holders of Excluded Liabilities;

(3)         Purchaser shall issue to Seller a senior secured promissory note in the principal amount of Seven Million Four Hundred Thirty Four Thousand and Three Dollars ($7,434,003) (the “Additional Cash Consideration”), guaranteed by TheMaven and otherwise in form and substance reasonably acceptable to Seller (the “Promissory Note”), providing for the payment of the Additional Cash Consideration by Purchaser to Seller by wire transfer of immediately available funds to an account designated by Seller on or prior to December 10, 2018 (the “Additional Cash Payment Date”). For the avoidance of doubt, Purchaser and TheMaven’s obligations under the Promissory Note shall be pari passu with up to an aggregate of $1,000,000 of TheMaven’s obligations as of the Closing under certain promissory notes issued in favor of James Heckman (“Mr. Heckman” and, such obligations, the “Heckman Debt”);

(4)         Subject to Section 1.3(b), theMaven shall issue a number of shares of TheMaven Common Stock (the “Closing Shares”) as follows:

a.           to Seller, 1,840,000 shares of TheMaven Common Stock; and

b.           to Say What, LLC (“Say What”) (in partial satisfaction of certain senior promissory notes issued by Seller to Say What), 160,000 shares of TheMaven Common Stock;

(5)         theMaven shall issue to Say What (in partial satisfaction of certain senior promissory notes issued by Seller to Say What) a number of such convertible preferred securities of TheMaven as are being issued by TheMaven in connection with the Financing equal to the quotient of (x) $350,000 divided by (y) the lowest per security purchase price paid by a cash investor for such convertible preferred securities in connection with the Financing; provided, however, that, as a condition precedent to such issuance, Say What shall (i) execute and deliver to TheMaven all transaction documents related to the Financing executed and delivered to TheMaven by cash investors in the Financing, including, to the extent applicable, a purchase agreement and other ancillary agreements, with customary representations and warranties and transfer restrictions and (ii) undertake not to exercise any conversion rights with respect to such convertible preferred securities until December 31, 2018; provided, further, that, except as contemplated by clause (ii) of the foregoing proviso, the terms and conditions of such transaction documents shall be no less favorable to Say What than the most favorable terms and conditions of such transaction documents as are executed and delivered to TheMaven by a cash investor in connection with the Financing; and

(6)         Purchaser shall pay to Seller’s legal advisors on behalf of Seller, the aggregate amount of the Seller’s legal fees and expenses, up to Two Hundred Fifty Thousand Dollars ($250,000) (the “Legal Fees Reimbursement”).

(ii)          on or prior to October 15, 2018, Purchaser and TheMaven shall deliver to Seller the Letter of Credit as partial security for their obligations in respect of the Additional Cash Consideration and under the Promissory Note; and

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(iii)         from time to time after the Closing Date, but in no event later than the two (2) year anniversary of the Closing Date (the “Wind-Down Deadline”), and upon presentment of bona fide bill(s) or invoice(s), TheMaven shall reimburse Seller for its legal, accounting and other costs as such costs are incurred solely to the extent such costs are incurred in connection with the winding down and dissolution of Seller and its Subsidiaries other than Say Canada in an aggregate amount not to exceed Three Hundred Thousand Dollars ($300,000) (the “Wind-Down Consideration”, and together with the Initial Cash Consideration, the Additional Cash Consideration and the Legal Fees Reimbursement, the “Total Consideration”). For the avoidance of doubt, the costs reimbursable with Wind-Down Consideration shall include the reasonable consulting fees and expenses of one or more of the members of Seller’s current management team in connection with their administration of Seller through the Wind-Down.

(b)          The Closing Shares issuable to Seller shall be held in escrow by TheMaven, such that no distribution of any portion of the Shares shall be made to Seller or any of the Participating Stockholders until Seller’s satisfaction of each of the conditions specified in Section 6.17, including, without limitation, Seller’s delivery to TheMaven of the Distribution Documentation. Upon Seller’s delivery to TheMaven of the Distribution Documentation, TheMaven shall issue to each Participating Stockholder its Pro Rata Share of the Closing Shares. Notwithstanding anything to the contrary herein, no distribution of any portion of the Closing Shares shall be made to Say What nor to a Participating Stockholder, in each case, (x) unless such Person is an “accredited investor” as such term is defined in Rule 501(a) under the Securities Act of 1933, as amended and (y) unless and until such Person has executed and delivered to TheMaven a Lock-Up Agreement in respect of its Closing Shares. For the avoidance of doubt, the Closing Shares held in escrow under this Section 1.3(b) will be shown as issued and outstanding on TheMaven’s financial statements and Seller will be shown as the registered owner of the Closing Shares on the books and records of TheMaven and shall have all rights with respect to the Closing Shares during the period of time in which such shares have not been released to the applicable Participating Stockholder or, to the extent such Closing Shares are Indemnification Shares, forfeited to the TheMaven pursuant to Section 5 (including, without limitation, the right to vote such shares and the right to receive on a current basis any cash dividends or other distributions made with respect to such Closing Shares, which dividends or other distributions shall be promptly paid to the applicable registered owner of such Closing Shares) except the right of possession or transfer of such Closing Shares.

(c)          TheMaven’s obligation to deliver any Closing Shares and Continuing Employee Service Awards to be issued pursuant to Section 1.3(a)(i)(4) and Section 6.15 shall be satisfied by providing to each recipient thereof, as and when such shares of TheMaven Common Stock are issuable hereunder, a book entry notice representing that number of shares of TheMaven Common Stock to which such recipient is entitled. Any fractional shares of TheMaven Common Stock that any holder of Participating Stockholder and/or any Continuing Service Provider (including any Key Personnel) will be rounded up or down to the nearest whole number.

(d)          The Closing Shares to be issued pursuant to Section 1.3(a)(i)(4) and the Continuing Employee Service Awards to be issued pursuant to Section 6.15, in each case, shall not have been registered and shall be characterized as “restricted securities” under the Federal securities laws, and under such laws such shares may be resold without registration under the Securities Act only in certain limited circumstances and in strict compliance with such laws. Each certificate evidencing Closing Shares and Continuing Employee Service Awards to be issued pursuant to Section 1.3(a)(i)(4) and Section 6.15 shall bear the following legend:

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“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). SUCH SECURITIES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION WITHOUT AN EXEMPTION UNDER THE SECURITIES ACT OR AN OPINION OF LEGAL COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE COMPANY OR OF THE COMPANY’S LEGAL COUNSEL, IN EACH CASE, TO THE EFFECT THAT THAT SUCH REGISTRATION IS NOT REQUIRED.”

1.4         Assumption of Certain Liabilities. Except as expressly contemplated by this Section 1.4, Purchaser shall not assume any Liabilities of Seller (whether or not related to the Transferred Assets, the Business or the Excluded Assets). At the Closing, Purchaser shall (A) assume the lesser of (x) One Million Five Hundred Thousand Dollars ($1,500,000) of indebtedness under the Sallyport Facility and (y) the actual amount of indebtedness under the Sallyport Facility (including the principal amount thereof and accrued and unpaid interest thereunder) (the “Sallyport Assumed Debt Amount”); (B) assume Seller’s obligation to refund a security deposit in the amount of Five Hundred Forty-Eight Thousand Three Hundred Sixty-Four Dollars ($548,364) (the “Security Deposit Amount”) to its subtenant pursuant to the Sublease Agreement, dated as of December 27, 2017, between Say Media, Inc. and Cloudpassage, Inc., at the end of such sub-tenancy on or about August 31, 2018; (C) assume, discharge and perform as and when due all of the obligations of Seller under the Seller Contracts identified on Schedule 1.1(d) and under the Real Property Leases; provided, however, if Seller shall not have obtained, prior to the Closing Date, any Consent required to be obtained from any Person with respect to the assignment or delegation to Purchaser of any rights or obligations under a Seller Contract identified on Schedule 1.1(d), the respective benefits and burdens under such Seller Contract shall be treated as set forth in Section 6.11; (D) assume Seller’s obligations with respect to all sales commissions that remain unpaid as of the Closing payable to any Seller Service Provider with respect to Seller’s second and third fiscal quarters of its fiscal year ending December 31, 2018; (E) assume the Liabilities of Seller set forth on Schedule 1.4; and (F) the Liabilities of Seller arising in the ordinary course of business from and after July 31, 2018 through to and including the Closing (clauses (A) through (F), collectively, the “Assumed Liabilities”).

1.5         Excluded Liabilities. Except for the Assumed Liabilities, Purchaser shall not assume, and shall have no liability for, any Liabilities of Seller of any kind, character or description, whether accrued, absolute, contingent or otherwise, it being understood that Purchaser is expressly disclaiming any express or implied assumption of any Liabilities of Seller (other than Assumed Liabilities) including, without limitation, (a) any Liability of Seller and any claims by any stockholder of Seller arising out of or relating to the execution, delivery or performance of this Agreement and the Transactions, (b) any Liability of Seller to any current or former employee or consultant of Seller, (c) any Excluded Taxes, (d) any Liabilities arising out of or relating to the prosecution, ownership, operation, maintenance, sale, lease or use of the Transferred Assets or the operation of the Business prior to the Closing except for the Assumed Liabilities, (e) all wages, salaries and other compensation and employee benefits (including any severance pay, notice pay, insurance, supplemental pension, deferred compensation, “stay” or other similar incentive bonuses, change-in-control bonuses (or other bonuses or compensation related in any way to the execution, delivery or performance of this Agreement), retirement and any other benefits, premiums, claims and related costs) to any of the employees, former employees (including the former employees of Seller’s U.K. Subsidiary) or retirees of Seller with respect to services performed for, or Contracts entered into with, Seller prior to the Closing, and (f) the Liabilities of Seller set forth on Schedule 1.5 (collectively, the “Excluded Liabilities”). Notwithstanding anything to the contrary herein, it is understood and agreed that Seller shall not be responsible for any compensation, benefits or other amounts payable to any Seller Service Provider pursuant to any Contract entered into by TheMaven, Purchaser or any of their Affiliates that becomes effective at or following the Closing.

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1.6         Allocation. The Parties agree to allocate the Total Consideration (which for purposes of this Section 1.6 includes any additional amounts deemed to be consideration for income Tax purposes) among the Transferred Assets in the manner set forth on Exhibit B (the “Allocation Schedule”) on a closing certificate to be jointly signed and delivered at Closing (the “Closing Certificate”). Purchaser and Seller and their affiliates shall report, act and file all Tax Returns (including Internal Revenue Service Form 8594 and any amendments thereto and any amendments thereto) in all respects and for all purposes consistent with the Allocation Schedule. Neither Party hereto shall file any Tax Return or other document with, or make any statement or declaration to, any taxing authority that is inconsistent with the Allocation Schedule unless required to do so by applicable Law.

1.7         Agreements Relating to Transfer of Transferred Assets. Seller and Purchaser agree that any software and software documentation included in the Transferred Assets and any other Transferred Assets that can be transmitted to Purchaser by electronic transmission shall be delivered to Purchaser by electronic transmission at the Closing and shall not be delivered to Purchaser on any tangible medium. Seller shall also cause to be delivered to Purchaser the remaining Transferred Assets at the Closing. Promptly after the delivery of any Transferred Assets to Purchaser, Seller shall destroy any residual copies of the documents or materials (including any such documents or materials in electronic format) included in the Transferred Assets that remain in its possession; provided, however, that to the extent required by Law, Seller shall be permitted to retain one archival copy of such Transferred Assets, which shall remain subject to the terms of this Agreement and which shall not be accessed or used other than for purposes of compliance with such Law.

2.	Conditions to Closing; Closing Deliverables.

2.1         Closing. Unless this Agreement is earlier terminated in accordance with Section 7.1, the closing of the sale of the Transferred Assets to Purchaser and the other Transactions (the “Closing” and the date on which the Closing occurs, the “Closing Date”) shall take place within three (3) Business Days following the satisfaction or waiver of all closing conditions set forth in Sections 2.2, 2.3 and 2.4 (other than those conditions that, by their terms, are intended to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) at the offices of Golenbock Eiseman Assor Bell & Peskoe LLP, 711 Third Avenue, New York, New York 10017, or at such other location as the Parties hereto agree in writing, or held remotely by electronic, facsimile and courier delivery. The Closing Date shall be effective as of 12:01 a.m. local time on the Closing Date.

2.2         Conditions to each Party’s Obligations. The respective obligations of each Party to consummate the Transactions are subject to the satisfaction of the following conditions unless any such condition is waived, in writing, by the Party relying on such condition:

(a)          The Requisite Stockholder Approval shall have been obtained in accordance with the corporate laws of the State of Delaware, the State of California and the Seller Documents as currently in effect;

(b)          No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Transactions shall be in effect, nor shall any proceeding brought by any Governmental Body, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to which makes the consummation of the Transactions illegal; and

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(c)          No proceeding in which Seller, TheMaven or Purchaser shall be a debtor, defendant or party seeking an order for its own relief or reorganization shall have been brought or be pending by or against Seller, TheMaven or Purchaser under any United States or state bankruptcy or insolvency law.

2.3         Conditions to Seller’s Obligations. The obligation of Seller to consummate the Transactions is subject to the satisfaction of the following additional conditions, unless any such condition is waived, in writing, by Seller:

(a)          Each of TheMaven and Purchaser shall have performed or complied with in all material respects their respective agreements and covenants required to be performed or complied with under this Agreement prior to the Closing;

(b)         The representations and warranties of TheMaven and Purchaser set forth in Section 4 shall be true and correct in all material respects as of the Closing Date, except for representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such date;

(c)          Seller shall have received from the Chief Executive Officer of TheMaven a certificate certifying that the conditions set forth in Sections 2.3(a) and 2.3(b) have been satisfied;

(d)         Seller shall have received from the Chief Executive Officer of Purchaser a certificate certifying that the conditions set forth in Sections 2.3(a) and 2.3(b) have been satisfied;

(e)          TheMaven and Purchaser shall have delivered (i) all of TheMaven and Purchaser deliverables set forth in Section 2.6 and (ii) all other documents required to be delivered by TheMaven and Purchaser on or before the Closing Date; and

(f)          No Material Adverse Effect shall have occurred or be occurring with respect to TheMaven that continues to constitute a Material Adverse Effect as of the Closing Date.

2.4         Conditions to Purchaser's Obligations. The obligation of each of TheMaven and Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following additional conditions, unless any such condition is waived, in writing, by TheMaven:

(a)         Seller shall (i) have obtained all of the Consents and (ii) effected all of the registrations, filings and notices, in each case of clauses (i) and (ii), set forth on Schedule 2.4(a),

(b)         The representations and warranties of Seller set forth in Section 3 shall be true and correct in all material respects as of the Closing Date, except for representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such date;

(c)         Seller shall have performed or complied with, in all material respects, its agreements and covenants required to be performed or complied with under this Agreement prior to the Closing;

(d)         TheMaven shall have received from the Secretary of Seller a certificate (i) certifying Seller’s certificate of incorporation, (ii) certifying the bylaws of Seller, and (iii) certifying the resolutions of the Board of Directors and stockholders of Seller authorizing this Agreement and the Transactions;

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(e)         TheMaven shall have received from the Chief Executive Officer of Seller a certificate certifying that the conditions set forth in Sections 2.4(b) and 2.4(c) have been satisfied;

(f)          Seller shall have delivered (i) all of Seller’s deliverables set forth in Section 2.5 and (ii) all other documents required to be delivered by Seller on or before the Closing Date;

(g)         Seller shall have delivered to TheMaven the Seller Financial Statements;

(h)         From the date hereof through to the Closing, Seller shall not have engaged in any discussions with any third-party regarding the sale of Seller, its capital stock or the Business;

(i)          Each Key Personnel shall have agreed to continue their employment as an employee of the Purchaser with substantially the same salary and benefits as under their current employment with Seller;

(j)          The payment by Seller, in accordance with applicable Laws, of all accrued and unused vacation and sick leave due its employees as of the Closing Date on or prior to the Closing Date;

(k)         No Material Adverse Effect shall have occurred or be occurring with respect to Seller that continues to constitute a Material Adverse Effect as of the Closing Date;

(l)          TheMaven shall have consummated the Financing;

(m)        TheMaven shall have received from Seller the Continuing Employee Service Awards Allocation Schedule, materially consistent with the version last delivered by Seller to TheMaven prior to the date hereof; and

(n)         Seller shall have entered into a definitive agreement with A&E Networks concerning The History Channel.

2.5         Seller’s Closing Deliveries. At the Closing, Seller shall deliver to Purchaser the following:

(a)          a bill of sale in form and substance reasonably acceptable to Parties (the “Bill of Sale”), duly executed by Seller, and Seller shall duly execute and deliver, or cause to be duly executed and delivered, to Purchaser such other deeds, bills of sale, certificates of title and other instruments of assignment and assumption or transfer with respect to the Transferred Assets and the Assumed Liabilities (“Further Transfer Documents”) as Purchaser may reasonably request and as may be necessary to vest in Purchaser title to all of the Transferred Assets as herein provided, in each case subject to no Encumbrances except for Continuing Encumbrances, and for Purchaser to assume the Assumed Liabilities as herein provided;

(b)          an assignment and assumption agreement in form and substance reasonably acceptable to Parties (the “Assignment and Assumption Agreement”), duly executed by Seller;

(c)          an intellectual property assignment in form and substance reasonably acceptable to Parties (the “IP Assignment Agreement”), duly executed by Seller;

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(d)          a security agreement granting a security interest in the assets of Purchaser and TheMaven in order to secure the full and timely performance of Purchaser’s and TheMaven’s obligations under the Promissory Note, in form and substance reasonably acceptable to Parties (the “Security Agreement”), duly executed by Seller. For the avoidance of doubt, the Parties agree that such Security Agreement (i) shall secure Purchaser’s and TheMaven’s respective obligations under the Heckman Debt and the Promissory Note and (ii) shall include an agreement by Mr. Heckman to subordinate any indebtedness for borrowed money of Purchaser and/or TheMaven, as applicable, to Mr. Heckman other than the Heckman Debt to the payment obligations of Purchaser and TheMaven arising under the Promissory Note;

(e)          solely to the extent that, as of immediately prior to the Closing, there remains any outstanding indebtedness for borrowed money of Purchaser and/or TheMaven, as applicable, in favor of L2 Capital, LLC (“L2”), an intercreditor agreement in form and substance reasonably acceptable to Parties (the “Intercreditor Agreement”), duly executed by Seller, pursuant to which L2 will agree to subordinate any indebtedness for borrowed money of Purchaser and/or TheMaven, as applicable, in favor of L2 to the payment obligations of Purchaser and TheMaven arising under the Promissory Note;

(f)          Employment Letters and/or Service Provider Agreements, as applicable, for each Continuing Service Provider, duly executed by such Continuing Service Provider;

(g)         a certificate of good standing issued as of a then recent date by the Secretary of State of the State of Delaware;

(h)         a certificate of good standing evidencing the due qualification and good standing as a foreign corporation issued as of a then recent date by the Secretary of State of the State of California;

(i)          a certificate of the secretary or other appropriate officer of Seller certifying as to the incumbency of the officer(s) of Seller executing this Agreement and the other Ancillary Agreements to which it is a party, including specimen signatures;

(j)          UCC termination statement(s) in form and substance satisfactory to Purchaser evidencing the release of Encumbrances (other than Continuing Encumbrances) contemplated by Section 6.10;

(k)          an instrument of transfer in respect of the Membership Interests in form and substance reasonably acceptable to Parties, duly executed by Seller; and

(l)          all such other certificates, instruments, agreements and other documents described or otherwise referred to in Section 2.2 and Section 2.4.

2.6        Purchaser’s Closing Deliveries. At the Closing, TheMaven and Purchaser shall deliver the following:

(a)         To Seller, the Bill of Sale, duly executed by Purchaser and any Further Transfer Document, duly executed by Purchaser, as Seller may reasonably request and as may be necessary to vest in Purchaser title to all of the Transferred Assets as herein provided, in each case subject to no Encumbrances except for Continuing Encumbrances, and for Purchaser to assume the Assumed Liabilities as herein provided;

(b)         To Seller, the Assignment and Assumption Agreement, duly executed by Purchaser;

(c)         To Seller, the IP Assignment Agreement, duly executed by Purchaser;

(d)         To Seller, the Security Agreement, duly executed by Purchase and TheMaven;

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(e)         To Seller, solely to the extent that, as of immediately prior to the Closing, there remains any outstanding indebtedness for borrowed money of Purchaser and/or TheMaven, as applicable, in favor of L2, the Intercreditor Agreement, duly executed by L2;

(f)         To the extent not previously paid, to the Auditors, the Auditor’s Fees;

(g)        To Seller, the Initial Cash Consideration, the Promissory Note and, subject to Section 1.3(b), the Closing Shares issuable to Seller;

(h)        To Say What, the Closing Shares issuable to Say What and, on the terms and subject to the conditions set forth in Section 1.3(a)(i)(5), the convertible preferred securities of TheMaven contemplated by Section 1.3(a)(i)(5);

(i)          To each Continuing Service Provider, the number of Continuing Employee Service Awards set forth opposite such Continuing Service Provider’s name on the Continuing Employee Service Awards Allocation Schedule;

(j)          To Seller’s legal advisors on behalf of Seller, the Legal Fees Reimbursement;

(k)         To each Continuing Service Provider, Employment Letters and/or Service Provider Agreements, as applicable, for such Continuing Service Provider, duly executed by Purchaser; and

(l)         To Seller, Lock-Up Agreements with respect to the Closing Shares, duly executed by TheMaven;

(m)        To Seller, The Sallyport Consent; and

(n)         all such other certificates, instruments, agreements and other documents described or otherwise referred to in Section 2.2 and Section 2.3 hereof.

3.	Representations and Warranties of Seller.

Except as set forth on the Seller Disclosure Schedule, Seller hereby represents, warrants and covenants, to and for the benefit of Purchaser and TheMaven, as follows

3.1         Due Organization; Etc.

(a)          Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary power and authority: (i) to conduct the Business in the manner in which it is currently being conducted and (ii) to own and use its assets in the manner in which its assets are currently owned and used.

(b)          Seller, together with its predecessors, has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the name “Say Media, Inc.”

(c)          As of the date hereof, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Seller, neither Seller nor Say Canada is required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than the jurisdictions set forth in Schedule 3.1(c) of the Seller Disclosure Schedule. Except as Schedule 3.1(c) of the Seller Disclosure Schedule, Seller Group does not own any shares or other securities of, or any direct or indirect equity or other financial interest in, any Entity. Except in connection with the winding up and dissolution of Seller pursuant to the terms of its certificate of incorporation following the Closing, none of Seller Group or, to the Knowledge of Seller, any of the stockholders of Seller has ever approved, or commenced any Legal Proceeding or made any election, in either case, contemplating the dissolution or liquidation of Seller Group’s business or affairs.

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3.2         Say Canada. Say Canada is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary power and authority: (i) to conduct its business in the manner in which it is currently being conducted and (ii) to own and use its assets in the manner in which its assets are currently owned and used. Seller owns all of the equity interests in Say Canada (the “Membership Interests”), free and clear of all Encumbrances other than Continuing Encumbrances. There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any membership interests in Say Canada or obligating Seller or Say Canada to issue or sell any membership interests (including the Membership Interests), or any other interest, in Say Canada.

3.3         Seller Financial Statements. Seller’s (i) audited financial statements for the years ended December 31, 2017 and 2016 (the “Audited Financial Statements”) and (ii) the Stub Period Financial Statements (collectively with the Audited Financial Statements, the “Seller Financial Statements”), in each case of (i) and (ii), if and when delivered pursuant to Section 6.12, will be complete and correct in all material respects, will be consistent with the books and records of Seller Group, will present fairly in all material respects the assets, liabilities, financial condition and results of operations of Seller Group, as at the dates and for the periods indicated therein, will have been prepared in accordance with GAAP (in the case of the Stub Period Financial Statements, subject to normal and recurring year-end adjustments, the effect of which would not be expected to have a Materially Adverse Effect, and the absence of notes) and will have been prepared in good faith by Seller’s management from the books and records of Seller Group. The books and records of Seller Group used in the preparation of the Seller Financial Statements are true and complete and all books and records of Seller Group have been, and are being, maintained in all material respects in accordance with applicable Legal Requirements and accounting requirements and the Seller Financial Statements are consistent with such books and records.

3.4         Equipment; Leasehold.

(a)          Schedule 3.4(a) of the Seller Disclosure Schedule sets forth a true and complete list of all inventory, machinery, equipment, furniture, office equipment, supplies, materials, vehicles and other material items of tangible personal property of every kind owned by Seller Group and used in connection with the Business having a net book value in excess of $1,000 (the “Seller Personal Property”). Seller Group has good and marketable title to the Seller Personal Property, and the Seller Personal Property is owned free and clear of all Encumbrances except (i) as reflected in the Seller Financial Statements, (ii) Encumbrances for any Tax not yet due and payable, (iii) such imperfections of title and encumbrances, if any, which do not detract from the value or interfere with the present use of the property subject thereto or affected thereby, (iv) Encumbrances arising in connection with any Assumed Liability (clauses (ii)-(iv), collectively, “Continuing Encumbrances”) and (v) Encumbrances that will be released and, as appropriate, removed of record, at or prior to the Closing. All of the Seller Personal Property and other tangible assets owned by or leased to Seller Group are adequate for the conduct of Seller Group’s business in the manner in which such business is currently being conducted.

(b)          Seller Group does not own any real property or interests in real property.

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(c)          Schedule 3.4(c) of Seller Disclosure Schedule sets forth a true and complete list of all real property or interests in real property leased by Seller Group (the “Seller Real Property”). Seller has delivered to TheMaven accurate and complete copies of all leases and agreements, in each case, to which Seller Group is a party, pertaining to the Seller Real Property.

3.5         Intellectual Property.

(a)          Schedule 3.5(a) of the Seller Disclosure Schedule accurately identifies: (i) each Intellectual Property Registration in which Seller Group has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise); (ii) the jurisdiction in which such Intellectual Property Registration has been registered or filed and the applicable registration or serial number; and (iii) any other Person that has an ownership interest in such Intellectual Property Registration and the nature of such ownership interest.

(b)          Schedule 3.5(b) of the Seller Disclosure Schedule accurately identifies: (i) all Intellectual Property Rights licensed to Seller Group (other than any non-customized software that is so licensed solely in executable or object code form pursuant to a non-exclusive, software license or is generally publicly available on standard terms for less than $10,000 (“de minimis IP”)); and (ii) the corresponding Seller Contract pursuant to which such Intellectual Property Rights are licensed to Seller Group. The aggregate amount of licensing fees associated with Seller Group’s de minimis IP does not exceed $250,000 on an annual basis.

(c)          Schedule 3.5(c) of the Seller Disclosure Schedule accurately identifies each Seller Contract or the form thereof pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Intellectual Property Rights.

(d)          To Seller’s Knowledge, the operation of the Business as it has been or is currently conducted by Seller Group, has not or does not infringe or misappropriate any Intellectual Property Rights of any Person, violate any right of any Person (including any right to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction. Seller Group has not received written notice from any Person claiming that Seller Group’s business conflicts with, infringes or misappropriates any Intellectual Property Rights of any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does Seller have Knowledge of any basis therefor). To Seller’s Knowledge, no Person is infringing or misappropriating any of Seller Group’s Intellectual Property Rights.

(e)          Seller Group exclusively owns all right, title and interest in and to all rights in or associated with the following throughout, or anywhere in, the world: (a) trademarks, (b) copyrights, (c) trade secrets, (d) to Seller’s Knowledge, patents, and (e) any equivalent right to any of the foregoing that are owned or purported to be owned by Seller Group, free and clear of any Encumbrances (other than non-exclusive outbound licenses granted in the ordinary course of business).

(f)          To the extent that any tangible or intangible Intellectual Property Rights that are material to Seller Group’s business have been developed, supported or created independently or jointly by any Person other than Seller Group, Seller Group has a written agreement with such person with respect thereto, and Seller Group thereby has obtained a valid and enforceable assignment sufficient to transfer all right, title and ownership (including the right to seek past and future damages) of, and is the exclusive owner of, all such Intellectual Property Rights therein by operation of law or by valid assignment, and has obtained the waiver of all non-assignable rights, including all moral rights.

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(g)          Seller has no Knowledge of any facts or circumstances that it believes would render any of its Intellectual Property Rights invalid or unenforceable. Seller Group has not received written notice of any official actions or other notices from any Governmental Body that any of the subject matters or claims of pending applications for registration constituting any of Seller Group’s Intellectual Property Rights are unregistrable. To Seller’s Knowledge none if its Intellectual Property Rights is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any material manner Seller Group’s ability to use, provide, transfer, assign or license, or may affect the validity, use or enforceability of, such Intellectual Property Rights.

(h)          To Seller’s Knowledge, Seller Group’s data, privacy and security practices conform in all material respects to all of the Privacy Commitments (as defined below) and each law applicable to the protection or processing or both of the name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number or customer or account number, or any other piece of information that allows the identification of a natural person (“Personal Data”), including laws applicable direct marketing, e-mails, text messages or telemarketing. Seller Group: (A) provides adequate notice and obtains any necessary consents from data subjects required for the processing of Personal Data as conducted by or for Seller Group; and (B) abides by any privacy choices (including opt-out preferences) of data subjects relating to Personal Data (such obligations along with the obligations contained in Seller Group’s data privacy and security policies, or published on Seller Group’s websites or otherwise made available by Seller Group to any Person (“Privacy Commitments”).

3.6         Contracts.

(a)          Schedule 3.6(a) of the Seller Disclosure Schedule identifies each of the following Contracts (together with all of the leases listed in Schedule 3.4(c) of the Seller Disclosure Schedule, collectively, the “Material Company Contracts”) and, except to the extent such terms may constitute salary history information, including compensation and benefits, provides an accurate description of the terms of each such Material Company Contract that is not in written form:

(i)          each Contract involving aggregate consideration in excess of $10,000 or requiring performance by any party more than one year from the date hereof, which, in each case, cannot be cancelled by Seller Group without penalty or without more than one hundred and eighty (180) days’ notice;

(ii)         all Contracts that relate to the sale of any of Seller Group’s assets, other than in the ordinary course of business, for consideration in excess of $10,000;

(iii)        all Contracts that relate to the acquisition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise;

(iv)        all Contracts relating to indebtedness (including, without limitation, guarantees) of Seller Group, in each case having an outstanding principal amount in excess of $10,000;

(v)         all Contracts with Seller Group’s employees and independent contractors or consultants (or similar arrangements);

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(vi)        all Contracts that limit or purport to limit the ability of Seller Group to compete in any line of business or with any Person or in any geographic area or during any period of time;

(vii)       any Contracts that provide for any joint venture, partnership or similar arrangement by Seller Group;

(viii)      other than “shrink wrap” and similar generally available commercial end-user licenses to software that have an individual acquisition cost of $1,000 or less for a single user or workstation, all licenses, sublicenses and other Contracts pursuant to which Seller Group acquired or is authorized to use any Intellectual Property Rights of any Person used in the development, marketing or licensing of each product or service owned, made, marketed, developed, distributed, made available, or sold by or on behalf of Seller Group as of the date hereof;

(ix)         other than non-exclusive licenses granted to third parties in the ordinary course of business consistent with past practice, any license, sublicense or other Contract to which Seller Group is a party and pursuant to which any other Person is authorized to use any of its Intellectual Property Rights; and

(x)          any license, sublicense or other Contract pursuant to which Seller Group has agreed to any restriction on the right of Seller Group to use or enforce any of its Intellectual Property Rights or pursuant to which Seller Group agrees to encumber, transfer or sell rights in or with respect to any of its Intellectual Property Rights.

(b)          Seller has delivered to TheMaven accurate and complete copies of all written Material Company Contracts, except with respect to any terms of a Material Company Contract that may constitute salary history information, including compensation and benefits. Each Material Company Contract is valid, binding and enforceable by Seller Group in accordance with its terms subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief, other equitable remedies and other general principles of equity. Seller Group is not in violation or breach of, or default under, any Material Company Contract, except for such breaches or defaults that would not have a Material Adverse Effect on Seller, and, to Seller’s Knowledge, no other Person is in violation or breach of, or default under, any Material Company Contract except for such breaches or defaults that would not have a Material Adverse Effect on Seller.

(c)          Schedule 3.7(c) of the Seller Disclosure Schedule provides an accurate and complete list of all Consents required under any Transferred Contract to consummate the Transactions.

3.7         Finder’s Fee. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other Transactions based upon any arrangements or agreements made by or on behalf of Seller Group.

3.8         Compliance with Legal Requirements. Seller Group is, and has at all times been, in compliance with all applicable Legal Requirements, except to the extent that failure to comply would not be likely to have a Material Adverse Effect on Seller. Seller Group has never received any written notice or other written communication from any Person regarding any actual or possible violation of, or failure to comply with, any Legal Requirement. Seller Group has obtained all material permits, certificates and licenses, in each case, required by any Legal Requirement as of the date hereof for the conduct of the Business as currently conducted and the ownership of its assets. Seller Group is not in violation of any such permit, certificate or license, in each case, as of the date hereof, and no Legal Proceedings are pending or, to the Knowledge of Seller, threatened to revoke or limit any such permit, certificate or license. None of the representations and warranties contained in this Section 3.8 shall be deemed to relate to Taxes (which shall be governed by Section 3.12), employee and labor matters (which shall be governed by Section 3.13) or environmental protection matters (which shall be governed by Section 3.16).

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3.9         Litigation. There are no actions by or against Seller Group to which Seller Group is a party pending before any Governmental Body (or, to Seller’s Knowledge, threatened to be brought by or before any Governmental Body). Neither Seller Group nor any of its assets or properties is subject to any governmental order (nor, to Seller’s Knowledge, are there any such governmental orders threatened to be imposed by any Governmental Body) which has or has had a Material Adverse Effect on Seller or could affect the legality, validity or enforceability of this Agreement, or the consummation of the Transactions.

3.10       Absence of Undisclosed Liabilities. There are no liabilities of Seller Group other than liabilities (i) reflected or reserved against in the Seller Financial Statements (in each case, if and when delivered pursuant to Section 6.12), (ii) incurred since December 31, 2017 in the ordinary course of business, consistent with past practice, of Seller Group and which do not and could not reasonably be expected to have a Material Adverse Effect on Seller or (iii) as contemplated by this Agreement, including the third party expenses incurred in connection with the Transactions. Schedule 3.10 of the Seller Disclosure Schedule sets forth Seller’s good faith estimate of its third party expenses incurred in connection with the Transactions as of the date hereof. If and when delivered pursuant to Section 6.12, the reserves reflected in the Seller Financial Statements against liabilities of Seller Group, in each case, will have been established on a basis consistent with the past practices of Seller Group.

3.11       Absence of Certain Changes. Except as set forth on Schedule 3.11 of the Seller Disclosure Schedule and other than in connection with the Transactions, since December 31, 2017, Seller has conducted the Business as ordinarily conducted consistent with past practice and there has not occurred any change, event or condition (whether or not covered by insurance) that has resulted in, or would reasonably be expected to result in a Material Adverse Effect with respect to Seller.

3.12       Taxes. (i) All Tax Returns required to be filed by or with respect to Seller Group have been timely filed; (ii) all Taxes required to be shown on such Tax Returns or otherwise were due and owing in respect of Seller Group have been timely paid; (iii) all such Tax Returns are true, correct and complete in all material respects; (iv) no adjustment relating to such Tax Returns has been proposed in writing by any Governmental Body to Seller Group; (v) there are no pending or, to Seller’s Knowledge, threatened actions for the assessment or collection of Taxes by a Governmental Body against Seller Group; (x) Seller Group has properly and timely withheld, collected and deposited all Taxes that are required to be withheld, collected and deposited under applicable law; and (xi) Seller Group has not been at any time a member of any partnership or joint venture or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Tax has not expired.

3.13       Employee and Labor Matters.

(a)          Seller Group have provided to TheMaven a complete and accurate list of the following information as of the date of this Agreement for each employee: job title; date of hire and effective service date; and employment status (i.e., active or on leave or disability and full-time or part-time). The aggregate amounts of all salaries, wages and bonuses earned by such employees during the 2016 and 2017 fiscal years are respectively set forth on Schedule 3.13(a) of the Seller Disclosure Schedule, and, to Seller’s Knowledge, the aggregate amount of all salaries and wages reasonably expected to be earned by such employees during the 2018 fiscal year, on an annualized basis as of the date hereof and assuming no changes to such salaries and wages following the date hereof, will not exceed the amount earned during the 2017 fiscal year by more than ten percent (10%).

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(b)          Except as set forth on Schedule 3.13(b) of the Seller Disclosure Schedule, (i) Seller Group has compensated all individuals for, or otherwise cancelled or satisfied all of its obligations with respect to, all accrued vacation, deferred compensation and other similar benefits through December 31, 2017 and (ii) since January 1, 2018, Seller Group has not increased the salary or benefits level of any of its employees.

(c)          Each employee health, welfare, medical, dental, pension, retirement, profit sharing, incentive compensation, deferred compensation, equity compensation, savings, material fringe-benefit, paid time off, severance, life insurance and disability plan, program, agreement or arrangement (whether written or oral), including each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is sponsored, maintained or contributed to by Seller Group for its employees, other than plans established pursuant to statute, is listed on Schedule 3.13(c) of the Seller Disclosure Schedule (the “Employee Plans”). With respect to the Employee Plans, Seller has provided TheMaven with a copy of the Employee Plans and where the Employee Plan has been reduced to writing, a summary plan description of such Employee Plan.

(d)          No asset of Seller Group is subject to any Encumbrance under ERISA associated with any Employee Plan, and no liability under Title IV or Section 302 of ERISA has been incurred by Seller Group or any ERISA Affiliate for which Purchaser or TheMaven could be liable as a result of the Transactions.

(e)          Each Employee Plan intended to be “qualified” within the meaning of Section 401(a) of the IRS Code of 1986, as amended (the “Code”), is so qualified and is the subject of a favorable determination or opinion letter issued by the Internal Revenue Service as to its qualified status under the Code or an application for such letter was timely filed within the applicable remedial amendment period and is pending, and, to Seller’s Knowledge, no circumstances have occurred that would reasonably be expected to adversely affect the tax qualified status of any such Employee Plan.

(f)          Seller Group has complied in all material respects with the requirements of Section 4980B of the Code and Sections 601-608 of ERISA applicable to any Employee Plan that is a “group health plan” (within the meaning of Section 607(1) of ERISA).

3.14       Authority; Binding Nature of Agreement. Seller Group has all necessary corporate power and authority to enter into and, subject to receipt of the Requisite Stockholder Approval, to perform its obligations under this Agreement, and, other than the Requisite Stockholder Approval, the execution, delivery and performance by Seller Group of this Agreement have been duly authorized by all necessary action on the part of Seller, its Board of Directors and its stockholders. Assuming due authorization, execution, and delivery by TheMaven and Purchaser, this Agreement constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief, other equitable remedies and other general principles of equity.

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3.15       Non-Contravention. Neither the execution, delivery or performance of this Agreement, nor the consummation of any of the Transactions, in each case, by Seller Group, will (with or without notice or lapse of time): (i) result in a violation of any of the provisions of the Seller Documents or the organizational documents of Say Canada; (ii) to Seller’s Knowledge, result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under any, Legal Requirement or any Order to which Seller Group, or any of the assets owned, used or controlled by Seller Group, is subject; or (iii) except as set forth on Schedule 3.15 of the Seller Disclosure Schedule, result in a violation or breach of, or result in a default under, with or without notice or lapse of time, any provision of any Transferred Contract or any Real Property Leases (any Consent required to avoid such violation, breach or default contemplated by this clause (iii), subject to the following exception, a “Third Party Consent”), except in each case of (ii) and (iii) as would not reasonably be expected to be individually or in the aggregate, material to Seller or delay or impair Seller’s ability to consummate the Transactions.

3.16       Environmental Protection. To the Knowledge of Seller, no substances that are defined by Legal Requirements concerning the environment as toxic materials, hazardous wastes or hazardous substances (including without limitation any asbestos, oils, petroleum-derived compound or pesticides) (collectively, “Hazardous Materials”) are or have been located in or on Seller Real Property. To the Knowledge of Seller, Seller Real Property has not been used for the storage, manufacture or disposal of Hazardous Materials, and Seller Group has not used, or provided permission to others to use, Seller Real Property for the storage, manufacture or disposal of Hazardous Materials. Specifically, but without limitation, to the Knowledge of Seller, there are and have been no storage tanks located on Seller Real Property. To the Knowledge of Seller, no Hazardous Materials have been transported off site from Seller Real Property.

3.17       Insurance. Seller has provided TheMaven with a brief description of all insurance policies maintained by Seller Group with respect to the Business, its assets, Seller Personal Property and Seller Real Property. Such policies are valid, binding and enforceable in accordance with their respective terms, are in full force and effect, in each case, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief, other equitable remedies and other general principles of equity, and all premiums due and payable thereon have been paid (or if installment payments are due, will have been paid if due and payable prior to the Closing Date).

3.18       Related Party Transactions. Except as set forth on Schedule 3.18 of the Seller Disclosure Schedule, Seller Contracts do not include any agreement with or any other commitment to (a) any officer or director of Seller; (b) to the Knowledge of Seller, any individual related by blood or marriage to any such officer or director (each, a “Related Person”); (c) to the Knowledge of Seller, any Entity in which Seller Group or any such officer, director or Related Person has an equity or participating interest or (d) any other Affiliate of Seller Group.

3.19       Officer and Director Information. No officer or director of Seller Group has committed any of the “bad acts” set forth in Rule 506(d)(1) of Regulation D promulgated under the Securities Act. Furthermore, during the past ten (10) years, neither Seller Group, nor any of its officers or directors has been the subject of:

(a)          a petition under the Federal bankruptcy laws or any other insolvency or moratorium law or a petition seeking to appoint a receiver, fiscal agent or similar officer for the business or property of Seller Group or such person, or any partnership in which Seller Group or any such person was a general partner at or within two (2) years before the time of such filing, or any corporation or business association of which any such person was an executive officer at or within two years before the time of such filing;

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(b)         a conviction in a criminal proceeding or a named subject of a pending criminal proceeding (excluding traffic violations which do not relate to driving while intoxicated or driving under the influence of an intoxicating substance);

(c)          any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining Seller Group or any such person from, or otherwise limiting, the following activities:

(i)          acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the United States Commodity Futures Trading Commission or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

(ii)         engaging in any type of business practice; or

(iii)        engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal, state or other securities laws or commodities laws;

(d)          any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal, state or local authority barring, suspending or otherwise limiting for more than 60 days the right of Seller Group or any such person to engage in any activity described in the preceding sub-paragraph, or to be associated with persons engaged in any such activity;

(e)          a finding by a court of competent jurisdiction in a civil action or by the Commission to have violated any securities law, regulation or decree and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended or vacated; or

(f)          a finding by a court of competent jurisdiction in a civil action or by the United States Commodity Futures Trading Commission to have violated any federal commodities law, and the judgment in such civil action or finding has not been subsequently reversed, suspended or vacated.

3.20       Privacy and Data Security.

(a)          Seller has a privacy policy regarding the collection, use, and disclosure of personal information in connection with the operation of the Business that is in Seller Group's possession, custody, or control, or otherwise held or processed on its behalf and is and in the past six years has been in compliance in all material respects with its privacy policy. A complete copy of all privacy policies that have been used by Seller Group during the past six years have been provided to TheMaven. Seller Group has during the past six years posted a privacy policy in a clear and conspicuous location on all websites and any mobile applications owned or operated by Seller Group.

(b)          Seller Group has complied at all times in all material respects with all applicable Federal and state laws, rules and regulations regarding the collection, use, storage, transfer, or disposal of personal information applicable to the business of Seller Group.

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(c)          Seller Group is in compliance in all material respects with the terms of all Contracts to which Seller Group is a party relating to data privacy, security, or breach notification (including provisions that impose conditions or restrictions on the collection, use, storage, transfer, or disposal of personal information).

(d)          No Person (including any Governmental Body) has commenced any action relating to Seller Group’s information privacy or data security practices, including with respect to the collection, use, transfer, storage, or disposal of personal information maintained by or on behalf of Seller Group, or, to the Knowledge of Seller, threatened any such action, or made any complaint, investigation, or inquiry relating to such practices, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Seller.

(e)          The execution, delivery, and performance of this Agreement and the consummation of the contemplated transactions, including any transfer of personal information resulting from such transactions, will not violate any applicable law or the privacy policy of Seller Group as it currently exists or as it existed at any time during which any personal information was collected or obtained by or on behalf of Seller Group or other privacy and data security requirements imposed on Seller Group or any party acting on its behalf under any Contracts, except in each case as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Seller. Upon the Closing, Purchaser will continue to have the right to use such personal information on identical terms and conditions as Seller Group enjoyed immediately prior to the Closing.

(f)     Seller Group has established and implemented policies, programs, and procedures that are commercially reasonable for a company of its size and designed to be in compliance with applicable industry practices/necessary and appropriate to protect the confidentiality, integrity, and security of personal information in its possession, custody, or control against unauthorized access, use, modification, disclosure, or other misuse.

(g)          To the Knowledge of Seller, in the past six years, it has not experienced any material loss, damage, or unauthorized access, disclosure, use, or breach of security of any personal information in Seller Group's possession, custody, or control, or otherwise held or processed on its behalf.

3.21       Full Disclosure. No representation or warranty of Seller, nor any statement or certificate furnished or to be furnished to Purchaser or TheMaven, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary in order to make the statements made herein and therein not misleading.

4.	Representations and Warranties of Purchaser and TheMaven.

Purchaser and TheMaven each hereby represent and warrant to the benefit of Seller as follows:

4.1         Due Organization and Authority.

(a)          Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the Transactions. The execution and delivery by Purchaser of this Agreement, the performance by Purchaser of its obligations hereunder and the consummation by Purchaser of the Transactions have been duly authorized by all requisite corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief, other equitable remedies and other general principles of equity.

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(b)          TheMaven is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the Transactions. The execution and delivery by TheMaven of this Agreement, the performance by TheMaven of its obligations hereunder and the consummation by TheMaven of the Transactions have been duly authorized by all requisite corporate action on the part of TheMaven. This Agreement has been duly executed and delivered by TheMaven, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes legal, valid and binding obligations of TheMaven, enforceable against TheMaven in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief, other equitable remedies and other general principles of equity.

4.2         No Conflict.

(a)          Except as may result from any facts or circumstances relating solely to Seller, the execution, delivery and performance by Purchaser of this Agreement does not and will not (i) violate, conflict with or result in the breach of any provision of the certificate of incorporation or bylaws of Purchaser, (i) conflict with or violate any law or governmental order applicable to Purchaser or (iii) conflict with, or result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which Purchaser is a party, which would adversely affect the ability of Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.

(b)          Except as may result from any facts or circumstances relating solely to Seller, the execution, delivery and performance by TheMaven of this Agreement does not and will not (i) violate, conflict with or result in the breach of any provision of the certificate of incorporation or bylaws of TheMaven, (ii) conflict with or violate any law or governmental order applicable to TheMaven or (iii) conflict with, or result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which TheMaven is a party, which would adversely affect the ability of TheMaven to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.

4.3         Availability of Funds. Purchaser has, or at the time of Closing, shall have, sufficient funds available in cash to enable Purchaser to consummate on a timely basis the Transactions, including the payment of the Closing Payments at Closing.

4.4         Issuance of Stock. The shares of TheMaven Common Stock to be issued in connection with the Transactions have been duly authorized and, when issued and paid for in accordance with this Agreement, will be duly and validly issued, fully paid and non-assessable, free and clear of all Encumbrances, other than (i) restrictions on transfer as provided by applicable Legal Requirements and (ii) the lock-up provisions under each Lock-Up Agreement. TheMaven has available for issuance the number of shares of TheMaven Common Stock issuable under this Agreement.

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4.5         Financing. (a) TheMaven has no reasonable reason to believe that (i) the full amount of cash necessary to pay and satisfy in full (x) TheMaven’s obligation pursuant to this Agreement to pay the Initial Cash Consideration, (y) the Legal Fees Reimbursement and (z) the Auditors’ Fees (collectively, clauses (x), (y) and (z), the “Closing Payments”) will not be available to TheMaven on the Closing Date, (ii) the full amount of necessary to pay and satisfy in full TheMaven’s obligation pursuant to this Agreement to pay the Additional Cash Consideration will not be available to TheMaven on the Additional Cash Payment Date nor (iii) the full amount of necessary to pay and satisfy in full TheMaven’s obligation pursuant to this Agreement to pay the Wind-Down Consideration will not be available to TheMaven on and prior to the Wind-Down Deadline; and (b) with respect to each of the Closing Payments, the Additional Cash Consideration and the Wind-Down Consideration, TheMaven is not aware of the existence of any fact or event as of the date hereof that could reasonably be expected to cause the Closing and/or the payment to Seller and the Auditors, as applicable, of the Closing Payments, the Additional Cash Consideration and/or the Wind-Down Consideration, in each case, not to occur on the dates respectively specified therefor in Section 1.3 and/or the Closing Payments, the Additional Cash Consideration and the Wind-Down Consideration not to be available on such respective dates.

4.6         Solvency. Assuming the satisfaction of the conditions set forth in Section 2.2 and Section 2.4, immediately after giving effect to the Transactions to be consummated on or about the Closing Date, subject to the following proviso, TheMaven and Purchaser shall (i) be able to pay their respective debts as they become due and shall own property which has a fair saleable value greater than the amounts required to pay their respective debts when due (including all contingent liabilities) and (ii) have adequate capital to carry on their respective businesses (including the Business); provided, however, that, solely with respect to TheMaven’s and Purchaser’s obligations to pay the Additional Cash Consideration, the foregoing representation and warranty is made on the assumption that TheMaven shall successfully arrange, obtain and consummate debt and/or equity financing prior to the Additional Cash Payment Date in an aggregate amount equal to no less than $7,434,003; provided, further, that the foregoing proviso shall in no way limit TheMaven’s and Purchaser’s obligations to pay the Additional Cash Consideration as and when due pursuant to this Agreement and the Promissory Note. No transfer of property is being made and no obligation is being incurred in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of the TheMaven, Purchaser and/or the Business.

5.	Indemnification, Etc.

5.1         Indemnification of Purchaser and TheMaven. Seller, Say What and, upon the distribution to a Participating Stockholder of Closing Shares, each such Participating Stockholder to whom Closing Shares have been distributed (collectively, the “Seller Indemnitors”) shall, jointly and severally, in the manner and subject to the limitations set forth pursuant to Section 5.5, indemnify and hold harmless Purchaser, TheMaven and each of their respective officers, directors, employees, Affiliates and Representatives (collectively, the “TheMaven Indemnified Persons”), from and against any and all losses, costs, claims, damages, expenses, obligations and liabilities of any nature whatsoever, including, without limitation, court costs and reasonable attorneys’ fees (collectively, “Losses”) (specifically including court costs and reasonable attorneys’ fees incurred in enforcing this Section 5.1 or in recovering damages or pursuing other remedies with respect to any breach of this Section 5.1), incurred by Purchaser or TheMaven as a result of or in connection with (i) any breach of any representation, warranty, covenant or other obligation of Seller contained in this Agreement (provided, however, that Losses shall not include any special, indirect, incidental, punitive, exemplary or consequential damages, any lost profits, loss of future revenue or income, loss of business reputation or opportunity and/or any loss or damage based on any type of multiple of revenue, profits or EBITDA), (ii) the amount, if any, by which (A) the sum of (x) the Sallyport Assumed Debt Amount plus (y) $500,000 minus (z) the positive net cash flow of the Business for the period beginning on the Closing Date and ending on the first anniversary of the Closing Date exceeds (B) zero, (iii) the Security Deposit Adjustment Amount and/or (iv) any Excluded Liability or Excluded Asset.

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5.2         Indemnification of Seller. Purchaser and TheMaven shall, jointly and severally, indemnify and hold harmless Seller and its officers, directors, employees, Affiliates and Representatives from and against any and all Losses (provided, however, that Losses shall not include any special, indirect, incidental, punitive, exemplary or consequential damages, any lost profits, loss of future revenue or income, loss of business reputation or opportunity and/or any loss or damage based on any type of multiple of revenue, profits or EBITDA) (specifically including court costs and reasonable attorneys’ fees incurred in enforcing this Section 5.2 or in recovering damages or pursuing other remedies with respect to any breach of this Section 5.2), incurred by Seller as a result of or in connection with (i) any breach of any representation, warranty, covenant or other obligation of Purchaser or TheMaven contained in this Agreement and/or (ii) any Assumed Liability and any Transferred Asset (except for such portion of any Loss with respect to which Purchaser or TheMaven can reasonably demonstrate the Seller Indemnitors would be obligated to indemnify the TheMaven Indemnified Persons hereunder).

5.3         Survival of Representations, Warranties and Covenants. The Parties acknowledge and agree that all representations and warranties contained in this Agreement (and the related indemnification obligations) shall survive the Closing hereunder and shall terminate on the twenty-four (24) month anniversary of the Closing Date. The covenants and agreements contained in this Agreement (i) that are required to be performed in whole prior to the Closing shall survive the Closing and shall terminate on the twelve (12) month anniversary of the Closing Date and (ii) that require performance after the Closing shall survive until performed in accordance with their terms.

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5.4         Indemnification Shares. (i) Upon the 12-month anniversary of the Closing Date (the “Initial Release Date”), fifty percent (50%) of the number of Indemnification Shares issued in connection with the Closing (comprised proportionally of Closing Shares issued to each Seller Indemnitor in accordance with such Seller Indemnitor’s Pro Rata Share) shall be deemed to no longer constitute Indemnification Shares subject to repurchase and lock-up pursuant to this Section 5 and (ii) upon the 24-month anniversary of the Closing Date, all Indemnification Shares shall be deemed to no longer constitute Indemnification Shares subject to repurchase and lock-up pursuant to this Section 5. Notwithstanding the foregoing clause (i), in the event the sum of (A) the value of the Indemnification Shares (based on the Stipulated Stock Price) that remain deemed to constitute Indemnification Shares after giving effect to the foregoing clause (i) minus (B) the amount of Quantified Losses of TheMaven Indemnified Persons in respect of all other claims or demands that have been set forth in a duly delivered Notice of Claim but not yet been finally adjudicated or resolved under this Agreement (such amount, the “Remaining Indemnity Value”) is less than $750,000 (the amount of such shortfall, which in no event shall be greater than $750,000, being the “Remaining Indemnity Value Shortfall Amount”), then the foregoing clause (i) shall be deemed to apply solely to a number of Indemnification Shares equal to the sum of (x) fifty percent (50%) of the number of Indemnification Shares issued in connection with the Closing minus (y) the quotient of (I) the Remaining Indemnity Value Shortfall Amount divided by (II) the Stipulated Stock Price.

5.5         Limitations on Indemnification.

(a)          Notwithstanding anything to the contrary contained in this Agreement, in the event that the Seller Indemnitors have an obligation to indemnify any TheMaven Indemnified Person hereunder, such obligation shall solely be satisfied by the payment to TheMaven by the Seller Indemnitors, in accordance with each Seller Indemnitor’s Pro Rata Share, of such number of shares of Indemnification Shares issued to the Seller Indemnitors as is equal in value to such indemnifiable Loss calculated based on a per Closing Share value equal to the Stipulated Stock Price.

(b)          Recourse against the Indemnification Shares shall be the sole and exclusive remedy of the TheMaven Indemnified Persons with respect to any Losses of TheMaven Indemnified Persons indemnifiable hereunder.

(c)          Except as set forth in Section 7.10, from and after the Closing, the rights to indemnification provided in this Section 5, subject to the limitations set forth herein, shall be the exclusive post-Closing monetary remedy available to any Party in connection with any Losses arising out of or resulting from breach of this Agreement or the Transactions.

5.6         Indemnification Procedures. Any Person seeking indemnification under this Agreement (the “Indemnified Party”) shall give prompt written notice (a “Notice of Claim”) to such other applicable Persons against whom such claim is asserted (the “Indemnifying Party”) such indemnification claim. Each Notice of Claim shall (i) specify in reasonable detail the basis for such claim or demand, setting forth the nature of the claim or demand in reasonable detail and (ii) specify in reasonable detail the amount of indemnifiable Losses or a good faith estimate of the potential indemnifiable Losses against which Indemnified Party seeks indemnification in connection with such Notice of Claim (the “Quantified Losses”). The failure of the Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any obligation hereunder except to the extent the Indemnifying Party determines that the defense of such claim or demand is prejudiced by the failure to give such notice. The Indemnifying Party shall have the right to defend at its own cost and through counsel of its own choosing, reasonably satisfactory to the Indemnified Party, any third-party claim or demand set forth in a Notice of Claim giving rise to such claim for indemnification, unless the Indemnified Party has determined in good faith that joint representation would result in an actual conflict of interest between the Indemnifying Party and the Indemnified Party. In the event the Indemnifying Party undertakes to compromise or defend any such claim or demand, it shall promptly (and in any event, no later than fifteen (15) days after receipt of the Notice of Claim) notify the Indemnified Party in writing of its intention to do so. The Indemnified Party shall cooperate with the Indemnifying Party and its counsel in the defense of such third-party claim or demand; provided, that all reasonable out-of-pocket expenses incurred by the Indemnified Party shall be paid by the Indemnifying Party. The Indemnified Party shall not be liable for any legal or other expenses subsequently incurred by the Indemnifying Party, in connection with its defense of any third-party claim hereunder. The Indemnified Party may hire separate counsel and participate in such defense at its own expense. No settlement of a third-party claim or demand defended by the Indemnifying Party shall be made without the written consent of the Indemnified Party, such consent not to be unreasonably withheld. The Indemnifying Party shall not, except with written consent of the Indemnified Party, consent to the entry of a judgment or settlement which does not include as an unconditional term thereof, the giving by the claimant or plaintiff to the Indemnified Party of an unconditional release from all liability in respect of such third-party claim or demand.

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6.	Certain Covenants.

6.1         Further Actions. From and after the date of this Agreement, Seller shall use commercially reasonable efforts to cooperate with Purchaser and shall execute and deliver such documents and take such other actions as Purchaser may reasonably request for the purpose of evidencing the Transactions and putting Purchaser in possession and control of all of the Transferred Assets.

6.2         Operation of Business Prior to Closing. Between the date of this Agreement and the Closing Date, except (i) to the extent that TheMaven shall otherwise consent in writing, (ii) as contemplated by this Agreement, (iii) as required under any Legal Requirement or Seller Contract in existence as of the date of this Agreement or (iv) as set forth on Schedule 4.1 of the Seller Disclosure Schedule, Seller shall:

(a)         except for any agreement entered into with TheMaven, conduct the Business only in the ordinary course, consistent with past practices;

(b)         not incur any extraordinary expenses; provided, however, that Seller may incur extraordinary expenses related to the transactions described herein;

(c)         maintain of all of the Material Company Contracts in the ordinary course, consistent with past practices;

(d)         not sell, dispose of or transfer any material asset(s);

(e)          maintain normal levels of working capital and liquidity, consistent with past practices;

(f)          make no changes in senior management without the prior written consent of TheMaven;

(g)         not increase the compensation or employment benefits of any of its officers or employees, except for any such increases effected in the ordinary course, consistent with past practices;

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(h)         confer with TheMaven prior to implementing operational decisions of a material nature; and

(i)          subject to Section 6.3, otherwise report to TheMaven, as TheMaven may reasonably request, concerning the status of the business, operations, and finances of Seller.

6.3         Access to Information. From the date of this Agreement through and until the Closing Date, Seller shall provide TheMaven and its authorized representatives full access, during normal business hours and upon at least 24 hours prior written notice, to Seller’s offices and other facilities and to review Seller’s books and records. Notwithstanding anything to the contrary in this Agreement, no such access or examination shall be permitted to the extent that Seller determines that such access or examination could jeopardize the attorney-client privilege or contravene any Legal Requirements or Seller Contract in existence as of the date of this Agreement (provided, that in the event such access or examination could reasonably be expected to violate any such Legal Requirement or Seller Contract or jeopardize any attorney-client privilege, the Parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoid any such harm or consequence).

6.4         Bulk Sale Laws. The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Transferred Assets to Purchaser.

6.5         Payments. After the Closing Date, in the event Seller shall receive any payments that are properly due to Purchaser in connection with the Transferred Assets, Seller shall promptly, and in no event more than five (5) Business Days after receipt thereof, remit such payment to Purchaser, endorsed where necessary, without recourse, in favor of Purchaser. After the Closing Date, in the event TheMaven and/or Purchaser shall receive any payments that are properly due to Seller in connection with the Excluded Assets, TheMaven and/or Purchaser, as applicable, shall promptly, and in no event more than five (5) Business Days after receipt thereof, remit such payment to Seller, endorsed where necessary, without recourse, in favor of Seller.

6.6         Reconciliation. After the Closing Date, either Purchaser or Seller may notify the other Party of any asset retained by Seller following the Closing Date that Purchaser or Seller believes should have been transferred to Purchaser under this Agreement and yet which was not otherwise transferred to Purchaser on or before the Closing. If the Parties determine in good faith that such asset was intended to be transferred to Purchaser as a Transferred Asset under this Agreement, such asset will be assigned by Seller to Purchaser without any additional consideration, and Seller agrees to use commercially reasonable efforts to promptly deliver or cause to be delivered any such asset to Purchaser.

6.7         Tax Matters.

(a)          The Parties shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with related work papers and documents relating to rulings or other determinations by taxing authorities.

(b)          Purchaser shall be liable for and timely pay 100% of any any and all Conveyance Taxes. The Parties agree to cooperate in the execution and delivery of all instruments and certificates reasonably necessary to minimize the amount of any Conveyance Taxes and to enable Seller to comply with any pre-Closing filing requirements.

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(c)          Seller shall not permit to exist any Tax deficiencies (including penalties and interest) assessed against or relating to Seller with respect to taxable periods ending on or before, or including, the Closing Date of a character or nature that could reasonably be expected to result in liens or claims on any of the Transferred Assets or on Purchaser’s title or use of the Transferred Assets following the Closing Date or that would reasonably be expected to result in any claim against Purchaser.

(d)          Except for the Conveyance Taxes, all real property Taxes, personal property Taxes, and similar ad valorem obligations levied with respect to the Transferred Assets for a taxable period that includes (but does not end on) the Closing Date (collectively, the “Apportioned Obligations”) shall be apportioned between Seller and Purchaser as of the Closing Date based on the number of days of such taxable period ending on and including the Closing Date (“Pre-Closing Apportioned Period”) and the number of days of such taxable period beginning the day after the Closing Date through the end of such taxable period (the “Post-Closing Apportioned Period”). Seller shall be liable for the proportionate amount of Apportioned Obligations that is attributable to the Pre-Closing Apportioned Period. Purchaser shall be liable for proportionate amount of the Apportioned Obligations that is attributable to the Post-Closing Apportioned Period.

6.8         Employees and Employee Benefits.

(a)         Following the date hereof, Seller shall reasonably cooperate and work with Purchaser to help Purchaser identify employees and contractors of Seller to whom Purchaser may elect to offer employment or a contractor relationship with Purchaser (each such employee and contractor that Purchaser elects to offer employment or a contractor relationship with Purchaser, an “Offered Service Provider”). With respect to any Offered Service Provider, Seller, at no cost or expense to it, shall reasonably assist Purchaser with its efforts to enter into an employment agreement or contractor arrangement with such Offered Service Provider, as applicable, as soon as practicable after the date of this Agreement and in any event prior to the Closing Date. Upon an Offered Service Provider becoming a Continuing Service Provider, Seller may not involuntarily terminate (except for cause) its employment and/or contractor relationship, as applicable, with such Continuing Service Provider prior to the Closing Date. Notwithstanding any of the foregoing, Purchaser shall not have any obligation to make an offer of employment or contractor services to any employee or contractor of Seller.

(b)          Except as otherwise mutually agreed to by Seller and Purchaser prior to or following the Closing Date, Seller shall be solely responsible, and Purchaser shall have no obligations whatsoever, for any compensation or other amounts payable to any Seller Service Provider, including hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits, severance pay or change-of-control transactions for any period relating to the service with Seller at any time prior to the Closing Date (including but not limited to any such compensation arising out of the consummation of this Agreement and the Transactions) and Seller shall pay all such amounts to all entitled persons if, as and when due.

(c)          Seller shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of the Key Employees and the current or former employees, independent contractors or consultants employed or engaged by Seller or the spouses, dependents or beneficiaries of any of the foregoing, which claims relate to events occurring prior to the Closing Date. Seller shall remain solely responsible for all worker’s compensation claims of any current or former employees, officers, directors, managers, independent contractors or consultants employed or engaged by Seller which relate to events occurring prior to the Closing Date. Seller shall pay, or cause to be paid, all such amounts to the appropriate persons if, as and when due.

(d)          Notwithstanding anything to the contrary herein, it is understood and agreed that Seller shall not be responsible for any compensation, benefits or other amounts payable to any Seller Service Provider pursuant to any Contract entered into by TheMaven, Purchaser or any of their Affiliates that becomes effective at or following the Closing.

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6.9         Confidentiality. Each of the Parties acknowledge that the information provided to it in connection with this Agreement and the Transactions is subject to the Non-Disclosure Agreement, the terms of which are incorporated herein by reference, mutatis mutandis.

6.10       Release and Termination of Security Interests. On or before the Closing, Seller will take all actions necessary to cause the release of any and all outstanding Encumbrances (other than Continuing Encumbrances) on the Transferred Assets, and will make all filings (including UCC-3s), or use commercially reasonable efforts to cause the holders of any Encumbrances (other than Continuing Encumbrances) on the Transferred Assets to make such filings, in all local, state and foreign jurisdictions necessary to publicly notice the termination and release of such Encumbrances. All such releases and filings will be in a form and substance reasonably acceptable to Purchaser.

6.11       Consents.

(a)          To the extent that any Transferred Contracts are not assignable or if such an assignment, attempted assignment or undertaking otherwise would constitute a breach thereof or cause a loss of benefits thereunder, without the consent, waiver or approval of another Person (other than the Seller or any Affiliate thereof), the following shall apply: If Purchaser refuses to accept one or more Transferred Contracts for which a Third Party Consent has not been received, the Parties shall deem such Transferred Contracts to be Excluded Assets hereunder until such time as a Third Party Consent has been received; provided, that the provisions of clause (c) of this Section 6.11 shall apply to such Contract until such time as such Contract becomes a Transferred Contract hereunder. If Purchaser agrees to waive the need for a Third Party Consent for one or more Transferred Contracts, Purchaser shall be deemed to have assumed the risk associated with, and obligations under, such Transferred Contracts, and such agreements shall be assigned pursuant to this Agreement. In such event, Purchaser agrees that: (i) Seller and its respective Affiliates shall not have any Liability whatsoever to Purchaser arising out of or relating to the failure to obtain any such Third Party Consent or because of the termination of any such Transferred Contract as a result thereof; and (ii) no representation, warranty or covenant of Seller contained herein shall be breached or deemed breached, and no condition shall be deemed not satisfied, as a result of (A) the failure to obtain a Third Party Consent , or (B) any Claim commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain a Third Party Consent or from such terminated Transferred Contract.

(b)          For the period beginning on the Closing Date and ending on a date to be mutually agreed by the Parties, but in any event no later than the Wind-Down Deadline, at Purchaser’s request and to the extent a Third Party Consent has not yet been obtained, Seller shall use commercially reasonable efforts to cooperate with Purchaser in obtaining any such Third Party Consent; provided that such commercially reasonable efforts shall not include any requirement that a Seller or any of its Affiliates, unless the costs thereof are advanced by Purchaser, commence or defend any litigation, offer or grant any accommodation (financial or otherwise) to any third party or expend any money for third party costs or legal fees.

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(c)          For the period beginning on the Closing Date and ending on a date to be mutually agreed by the Parties, but in any event no later than the Wind-Down Deadline, to the extent that a Third Party Consent with respect to a Transferred Contract has not been obtained on or prior to the Closing, (i) Seller shall, at Purchaser’s request, cooperate with the Purchaser in any commercially reasonable arrangement designed to provide Purchaser after the Closing with the respective benefits and burdens which Purchaser would have respectively enjoyed and been subject to, in each case, with respect to such Transferred Contracts, including, without limitation, and at the cost and for the account of Purchaser, enforcement for the benefit of Purchaser of all rights of Seller under such Transferred Contracts against any other party thereto arising out of a breach by such other party or otherwise, (ii) Purchaser shall perform the obligations of Seller under such Transferred Contracts, without, as between Purchaser and Seller, further consideration therefor and (iii) Seller shall, without further consideration therefor, pay, assign and remit to Purchaser promptly all monies and, to the extent permitted, all other benefits and consideration received or realized by Seller in respect of Purchaser’s performance under the Transferred Contract, (iv) when the Transferred Contract shall become assignable, Seller shall promptly assign the Transferred Contract to Purchaser without the payment of any further consideration therefor and (v) until the Transferred Contract shall be so assigned, Seller shall not amend the Transferred Contract or waive any right thereunder without the prior written consent of Purchaser.

6.12       Seller Financial Statements.

Promptly following the date of this Agreement, Seller shall instruct the Auditors (i) to complete their audit of the Audited Financial Statements as soon as reasonably practicable after the date of this Agreement, and, in any event, at least five (5) Business Days prior to the Closing Date, and (ii) upon the completion of such audit, deliver to each of Seller and TheMaven a complete and correct copy of the Audited Financial Statements. Prior to the Closing, Seller shall deliver to TheMaven unaudited financial statements for the most-recently ended fiscal quarter of Seller that has ended at least thirty (30) days prior to the Closing Date (the “Stub Period Financial Statements”). Seller shall reasonably cooperate with the Auditors with respect to the Auditor’s audit of Seller’s financial statements in the preparation of the Audited Financial Statements.

6.13       Financing. TheMaven shall (i) use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and consummate debt and/or equity financing for the purpose of funding the Transactions and to pay and satisfy in full the Total Consideration as and when due (collectively, the “Financing”) as promptly as practicable, including using reasonable best efforts to (A) negotiate and execute definitive agreements with respect to the Financing (the “Definitive Financing Agreements”) and (B) satisfy on a timely basis (or obtain the waiver of) all conditions and covenants applicable to TheMaven in such Definitive Financing Agreements that are to be satisfied by TheMaven at or prior to Closing and to consummate the Financing at or prior to the Closing and (ii) comply with its obligations under the Definitive Financing Agreements on the terms and conditions set forth therein. TheMaven shall keep Seller reasonably informed on a reasonably current basis in reasonable detail of any material developments concerning the status of the Financing, which, for the avoidance of doubt, shall include (a) upon reasonable request, providing Seller with copies of any Definitive Financing Agreements and such other information and documentation regarding the Financing as shall be reasonably necessary to allow Seller to monitor the progress of such financing activities and (b) notifying Seller in writing of the occurrence of any of the following: (i) termination or expiration of any Definitive Financing Agreement or (ii) any event or circumstance that TheMaven reasonably believes could be expected to result in TheMaven not being able to obtain all or any portion of the Financing on the terms and conditions contemplated by the Definitive Financing Agreements.

6.14       Sallyport Facility. For a period beginning on the Closing Date and ending on the first anniversary of the Closing Date, Purchaser shall pay down the Sallyport Assumed Debt Amount out of the positive net cash flow of the Business. Prior to the Closing, TheMaven and Purchaser shall obtain from Sallyport its consent (the “Sallyport Consent”) with respect to the Transactions and the intended treatment of the Sallyport Assumed Debt Amount.

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6.15       Continuing Employee Service Awards.

(a)          At the Closing, TheMaven shall issue 2,000,000 unvested shares of TheMaven Common Stock, (the “Continuing Employee Service Awards”) in such amounts and to such employees and contractors of the Company who accept offers for continued employment or offers for a contractor relationship with TheMaven after consummation of the Closing (the “Continuing Service Providers”) as set forth on a schedule to be provided by Seller to TheMaven prior to the Closing (“Continuing Employee Service Awards Allocation Schedule”). Each Continuing Employee Service Award shall vest in twenty-four (24) equal monthly installments commencing on the first anniversary of the Closing Date, so long as such Continuing Service Provider is continuously employed by TheMaven or any Affiliate thereof and (ii) be subject to a right of cancellation by TheMaven as set forth in Section 6.15(b); provided, however, that, in the event that a Key Personnel is terminated by TheMaven or any Affiliate thereof for a reason other than Cause or resigns for Good Reason, each upon or following the Closing Date, then the Continuing Employee Service Awards held by such Key Personnel shall become fully vested immediately prior to such termination or resignation and shall no longer be subject to repurchase by TheMaven pursuant to this Section 6.15.

(b)          Notwithstanding the foregoing, if the average monthly number of Total Unique Users attributable to publishers primarily recruited by Seller’s personnel across TheMaven’s owned content management systems for October, November and December 2018 (the “Equity Traffic Number”) is less than 70 million, TheMaven shall have the right to cancel for no consideration with respect to each Continuing Service Provider, on a pro-rata basis, (A) the aggregate number of Continuing Employee Service Awards issued at Closing minus (B) an amount equal the product of (A) 2,000,000 multiplied by (B) the quotient of the Equity Traffic Number divided by 70 million.

6.16       True-Up. During the period beginning on the first anniversary of the Closing Date and ending on the third anniversary of the Closing Date (the “True-Up Period”), in the event that a holder of Closing Shares (the “True-Up Right Shares”) sells all or any portion of their respective True-Up Right Shares on a national securities exchange or OTC marketplace or in an arm’s length, unrelated third-party private sale, for a price less than $2.50 per share (a “Low Price Sale”), such holder of True-Up Right Shares shall have the right, subject to providing TheMaven with reasonable evidence of such Low Price Sale, to automatically receive a number of additional shares of TheMaven’s Common Stock at no additional cost (the “True-Up Shares”) equal to (i) the difference between the aggregate amount such holder of True-Up Right Shares would have received if they had sold such shares for $2.50 per share and the aggregate amount such holder of True-Up Right Shares did receive in connection with such Low Price Sale divided by (ii) $2.50; provided, however, that in no event shall the aggregate number of True-Up Shares issued to holders of True-Up Right Shares under this Section 6.16 exceed 3,500,000.

6.17       Wind-Down.

(a)          Seller shall, as soon as practicable after the Closing Date, but in any event no later than the Wind-Down Deadline, (i) wind down Seller’s business in accordance with applicable law and pay or otherwise satisfy or provide for all outstanding Liabilities or claims and (ii) fulfill any remaining obligations of Seller pursuant to the terms of all contracts to which Seller is a party (excluding Transferred Contracts) or terminate such contracts with no continuing obligations (including indemnity obligations) (collectively, the “Wind-Down”), in accordance with the plan of liquidation and dissolution attached hereto as Exhibit E (the “Wind-Down Plan”). For the avoidance of doubt, Seller’s indemnity obligations hereunder shall be deemed to be properly provided for so long as the distribution of any Indemnity Shares to a Participating Stockholder remains conditioned on the execution and delivery by such Participating Stockholder of a Lock-Up Agreement.

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(b)          On or before the Wind-Down Deadline:

(i)          An authorized officer of Seller shall file a certificate of dissolution with the applicable Governmental Authority with respect to Seller (the “Certificate of Dissolution”); and

(ii)         Seller shall deliver to Purchaser: (i) a certificate executed by an authorized officer of Seller to the effect that each of the conditions specified in Section 6.17(a) and Section 6.17(b)(i) has been satisfied in all respects (the “Wind-Down Certificate”), (ii) a certification of the approvals of Seller’s Board of Directors and stockholders necessary to effect the contemplated distribution of the Closing Shares to the Participating Stockholders in accordance with the terms of this Agreement, the Seller Documents and the Wind-Down Plan (the “Distribution Approvals”) and (iii) a schedule setting forth the number of Closing Shares being distributed to each of the Participating Stockholders together with its Pro Rata Share, the delivery of which shall constitute a representation by Seller that such distribution complies with this Agreement, the Seller Documents and the Wind-Down Plan (the “Distribution Schedule” and together with the Wind-Down Certificate, the Certificate of Dissolution and the Distribution Approvals, the “Distribution Documentation”).

7.	Miscellaneous.

7.1         Termination. This Agreement may be terminated and the proposed Transactions abandoned at any time prior to the Closing Date by written notice by the terminating Party to the other Parties:

(a)          by the mutual written consent of TheMaven and Seller;

(b)          by any of the Parties if the Closing shall not have occurred by August 20, 2018 (the “End Date”), provided that the right to terminate this Agreement under this Section 7.1(b) shall not be available to a Party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure to close on or before such date and such failure to act constitutes a breach of this Agreement;

(c)          by TheMaven or Seller if such terminating Party is not in material breach of any of its representations, warranties or covenants required to be performed by it under this Agreement and the other Party (which shall include Purchaser in the case of TheMaven), as between them, shall have breached or failed to perform any of its respective representations, warranties or covenants required to be performed by it under this Agreement, such that (i) in the case of the other Party being TheMaven, the conditions set forth in Section 2.2 and Section 2.3 would not be satisfied or (ii) in the case of the other Party being Seller, the conditions set forth in Section 2.2 and Section 2.4 would not be satisfied, and, in each case of clauses (i) and (ii), such breach or failure to perform by such other Party has continued unremedied for ten (10) Business Days following notice from the non-breaching Party; provided, however, that no cure period shall be required for a breach or inaccuracy which by its nature cannot be cured;

(d)          by TheMaven or Seller if there has been a Material Adverse Effect in the condition of the other since the date of this Agreement; or

(e)          by Seller if on or after the End Date (i) all the conditions set forth in Section 2.2 and Section 2.4 have been satisfied (other than those conditions that by their terms or nature are to be satisfied at the Closing, each of which would be capable of being satisfied if the Closing Date were the date that the notice of termination is delivered by Seller to TheMaven and Purchaser), (ii) Seller has irrevocably notified TheMaven and Purchaser in writing (the “Seller Closing Notice”) that (x) all of the conditions set forth in Section 2.3 have been satisfied or waived (other than those conditions that by their terms or nature are to be satisfied at the Closing, each of which would be capable of being satisfied if the Closing Date were the date that the notice of termination is delivered by Seller to TheMaven and Purchaser) or that it is willing to waive any unsatisfied conditions in Section 2.3 for the purpose of consummating the Closing and (y) that it is ready, willing and able to consummate the Closing, (iii) Purchaser and TheMaven do not consummate, or cause the consummation of, the Transactions and the Closing within five (5) Business Days following the date of its receipt of the Seller Closing Notice, and (iv) Seller stood ready, willing and able to consummate the Closing during such five (5) Business Day period.

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7.2         Effect of Termination.

(a)       In the event that this Agreement is validly terminated in accordance with Section 7.1, then each of the Parties shall be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to any Party; provided, however, that (i) no such termination shall relieve any Party hereto from liability for any willful breach of any material representation, warranty, covenant or obligation set forth in this Agreement or relieve TheMaven from liability in connection with any Specified Termination (in each case, with respect to any such liabilities of TheMaven, subject to this Section 7.2) and (ii) TheMaven shall be obligated to pay in full the Auditors’ Fees incurred through the date of termination.

(b)       If this Agreement is terminated (i) by any Party pursuant to Section 7.1(b) and all the conditions set forth in Section 2.2 and Section 2.4 have been satisfied (other than (A) the condition set forth in Section 2.4(l) and (B) those conditions that by their terms or nature are to be satisfied at the Closing, each of which would be capable of being satisfied if the Closing Date were the date that the notice of termination is delivered by a Party pursuant to Section 7.1(b)), or (ii) by Seller pursuant to Section 7.1(e) (any such termination, in each case of clauses (i) and (ii), a “Specified Termination”), then all debts and liabilities of Seller under the Seller Promissory Notes (including the principal amount thereof and accrued and unpaid interest thereunder) shall, without any further action by TheMaven or Seller, be automatically forgiven, Seller shall be released from any obligations arising thereunder and the Seller Promissory Notes shall be cancelled (collectively, the “Note Cancellation”).

(c)       Notwithstanding anything to the contrary in this Agreement, Seller’s rights pursuant to this Section 7.2 shall be the sole and exclusive remedy of Seller or any of its Affiliates against TheMaven, Purchaser or any of their respective Affiliates or any of their respective stockholders, partners, members or Representatives for any and all Losses that may be suffered based upon, resulting from or arising out of the circumstances giving rise to a Specified Termination, and upon the consummation of the Note Cancellation in accordance with this Section 7.2, none of the TheMaven, Purchaser or any of their respective Affiliates or any of their respective stockholders, partners, members or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions.

(d)       If this Agreement and the Transactions are terminated as provided herein, TheMaven shall, subject to the terms and conditions of any agreement entered into by TheMaven and Seller in connection with this Agreement following or prior to the date hereof with respect to such documents and other material, return to Seller all documents and other material received from Seller or its Representatives relating to the Transactions, whether so obtained before or after the execution of this Agreement.

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7.3         Fees and Expenses. Except as otherwise set forth in this Agreement, each Party to this Agreement shall bear and pay all fees, costs and expenses (including all legal fees and accounting fees) that have been incurred or that are incurred by such Party in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the Transactions and thereby. Notwithstanding the foregoing, TheMaven shall pay the Auditors’ Fees and (ii) at the Closing, pay to Seller’s legal advisors on behalf of Seller, the aggregate amount of the Seller’s legal fees and expenses, up to Two Hundred Fifty Thousand Dollars ($250,000).

7.4         Attorneys’ Fees. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any Party hereto, the prevailing Party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements in addition to any other relief to which the prevailing Party may be entitled.

7.5         Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given:  (i) upon personal delivery to the Party to be notified; (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient; if not, then on the next Business Day; (iii) three (3) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid; (iv) one (1) Business Day after deposit with a nationally recognized overnight courier, specifying next-day delivery, with written verification of receipt; or (v) via e-mail (with acknowledgment of complete transmission).  All communications shall be sent to the respective Parties at the following addresses (or at such other addresses as shall be specified by notice given in accordance with this Section 7.5):

If to TheMaven or Purchaser:

TheMaven, Inc.
1500 Fourth Avenue, Suite 200
Seattle, Washington 98101
Attention: Chief Executive Officer
Fax: (206) 260-3418

With a copy (which shall not constitute notice) to:

Golenbock Eiseman Assor Bell & Peskoe LLP
711 Third Avenue
New York, New York 10017
Attention: Andrew D. Hudders, Esq.
Fax: (212) 754-0330

If to Seller:

Say Media, Inc.
428 SW 4th Ave
Portland, Oregon 97204
Attention: Chief Executive Officer
E-mail: msanchez@saymedia.com

with a copy (which shall not constitute notice) to:

Orrick, Herrington & Sutcliffe, LLP
1000 Marsh Rd
Menlo Park, CA 94025
Attention: Mark W. Seneca, Esq.
Fax: (650) 614-7401

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7.6         Headings. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

7.7         Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware without giving effect to its principles of conflicts of laws. Each Party irrevocably and unconditionally (a) submits to the jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) waives any claim of inconvenient forum or other challenge to venue in such court and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court.

7.8         Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their successors and assigns, if any. No Party shall assign or delegate, by operation of law or otherwise, its rights or obligations under this Agreement to any Person with the prior written consent of the other Parties.

7.9         Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

7.10       Remedies Cumulative; Specific Performance. The rights and remedies of the Parties hereto shall be cumulative and not alternative. The Parties agree that, in the event of any breach or threatened breach by any Party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other Party to this Agreement, such other Party shall be entitled, in addition to any other remedy that may be available to it, to: (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (ii) an injunction restraining such breach or threatened breach. The Parties further agree that no Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 7.10, and the Parties irrevocably waive any right they may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

7.11       Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person, and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

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7.12       Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the Parties.

7.13       Severability. If one or more provisions of this Agreement are held by a court of competent jurisdiction to be unenforceable under applicable Legal Requirements, the Parties agree to promptly renegotiate such provision in good faith. In the event that the Parties cannot reach a mutually agreeable and enforceable replacement in writing for such provision, then: (i) such provision shall be excluded from this Agreement; (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded; and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

7.14       Construction.

(a)       For purposes of this Agreement, whenever the context requires: (i) the singular number shall include the plural, and vice versa; (ii) the masculine gender shall include the feminine and neuter genders; (iii) the feminine gender shall include the masculine and neuter genders; and (iv) the neuter gender shall include the masculine and feminine genders.

(b)       Each of the Parties has been represented by legal counsel except to the extent that such Party has declined legal counsel. Accordingly, the Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c)       As used in this Agreement, the words “include” and “including”, and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”.

(d)       Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

7.15       Entire Agreement. This Agreement, together with the schedules and exhibits hereto and thereto, sets forth the entire understanding of the Parties relating to the subject matter hereof and thereof and supersedes all prior agreements and understandings among or between any of the Parties relating to the subject matter hereof and thereof.

7.16       Parties in Interest. None of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the Parties hereto and their respective successors and assigns, except for (i) Section 6.15 shall be for the benefit of, and enforceable by, the Continuing Employees, (ii) Section 6.16 shall be for the benefit of the holders of True-Up Right Shares, and (iii) Sections 5 and 6.14 shall be for the benefit of, and enforceable by, the Seller Indemnitors.

7.17       Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. The exchange of copies of this Agreement or amendments thereto and of signature pages by facsimile transmission or by email transmission in portable digital format, or similar format, shall constitute effective execution and delivery of such instrument(s) as to the Parties and may be used in lieu of the original Agreement or amendment for all purposes. Signatures of the Parties transmitted by facsimile or by email transmission in portable digital format, or similar format, shall be deemed to be their original signatures for all purposes.

[Remainder of page intentionally left blank]

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The Parties have caused this Agreement to be executed and delivered as of the date first written above.

TheMaven, INC.

By:	/s/ James C. Heckman
Name: James C. Heckman
Title: CEO

MAVEN COALITION, INC.

By:	/s/ James C. Heckman
Name: James C. Heckman
Title: CEO

SAY MEDIA, INC.

By:	/s/ Matt Sanchez
Name: Matt Sanchez
Title: CEO

Asset Purchase Agreement Signature Page

Exhibit A

CERTAIN DEFINITIONS

For purposes of this Agreement, the following terms shall have the following respective meanings:

“Affiliate” shall mean, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by or under common control with such Person. For purposes of this definition a Person is deemed to “control” an Entity if such Person, directly or indirectly, (i) has the power to direct the management or policies of such Entity; or (ii) owns, beneficially or of record (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body or (b) at least fifty percent (50%) of the outstanding equity or financial interests of such Entity.

“Ancillary Agreements” shall mean the agreements and certificates referenced in this agreement and executed and delivered by Seller in connection with this Agreement and the Transactions.

“Auditor’s Fees” shall mean the fees, costs and expenses of the Auditors payable in connection with the Auditors’ audit of the Audited Financial Statements.

“Books and Records” shall mean books of account, general, financial, warranty and shipping records, invoices, supplier lists, product specifications, product formulations, drawings, correspondence, engineering, maintenance, operating and production records, advertising and promotional materials, credit records of customers and other documents, records and files, but excluding Tax and employment records.

“Business” shall mean the Company’s development, implementation, supply, marketing and offering of (i) a full-service publishing platform for content creation and audience development and (ii) rich-media advertising services for marketers.

“Business Day” shall mean any day except Saturday, Sunday and any day which shall be a federal legal holiday or a day on which either the SEC or banking institutions in the State of Washington or the State of California are authorized or required by law or other governmental action to close.

“Cause” shall mean (i) dishonesty, fraud, misrepresentation, embezzlement, gross misconduct, willful insubordination, or gross negligence or deliberate material injury or attempted material injury, in each case related to TheMaven or any Subsidiary thereof, (ii) after notice and reasonable opportunity to cure, failure or refusal to properly attend to the then material duties or obligations, or to comply with the then material rules, policies, or procedures of TheMaven, (iii) any conviction of unlawful or criminal activity that is a felony or crime of moral turpitude related to TheMaven or of a serious nature or (iv) any material breach of any confidentiality, non-compete or other agreement entered into with TheMaven or any Subsidiary thereof.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization) of any third party (including any Governmental Body).

“Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, whether express or implied.

“Conveyance Taxes” shall mean all sales, use, transfer, stamp, stock transfer, recording, registration, documentary, filing, real property transfer and similar Taxes, fees or charges (together with any interest, penalties or additions in respect thereof) imposed by any Governmental Body in respect of the Transferred Assets that become payable as a result of the Transactions.

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, option, right of first refusal, preemptive right, community property interest or restriction of any nature affecting property, real or personal, tangible or intangible, including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute of any jurisdiction) other than (ii) mechanic’s and material men’s liens and other similar liens, (iii) arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation and mandated by Legal Requirement, (c) with respect to leasehold interests, mortgages and other statutory liens incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased real property, (d) any non-exclusive licenses of intellectual property entered into in the ordinary course of business, (e) zoning, land use and similar laws, regulations, ordinances or rules affecting real property and (f) liens for any Tax that is (i) not yet due and payable or (ii) for which adequate reserves have been established and maintained in accordance with GAAP.

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, limited liability company, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Excluded Taxes” shall mean, without duplication, (a) all Taxes of Seller and its members or Affiliates, or for which Seller or any of its members or Affiliates is liable, for any taxable period; (b) all Taxes related to the Excluded Assets or Excluded Liabilities for any taxable period; and (c) all Taxes relating to the Business or the Transferred Assets or the Assumed Liabilities attributable to the period before the Closing.

“GAAP” shall mean generally accepted accounting principles in effect in the United States of America applied on a consistent basis throughout the periods covered.

“Good Reason” shall, only if (i) a Key Personnel gives TheMaven written notice of one of the conditions described below within thirty (30) days after the condition has come into existence; (ii) TheMaven fails to remedy the condition within thirty (30) days after receiving such Key Personnel’s written notice; and (iii) after TheMaven’s failure to remedy the condition within the previously described 30-day period, such Key Personnel resigns within thirty (30) days after the expiration of such cure period, mean: (1) a material reduction in such Key Personnel’s authority, duties or responsibilities; (2) TheMaven (or a successor, if appropriate) requires such Key Personnel to relocate to a facility or location more than fifty (50) miles away from the location at which the Key Personnel was working immediately prior to the required relocation; or (3) a reduction of more than twenty percent (20%) in such Key Personnel’s then-current base salary. For the avoidance of doubt, in no event shall the requirement to make business trips to TheMaven’s corporate headquarters be the basis for a resignation for Good Reason so long as the required portion of such business trips do not last longer than an average of ten (10) days per month in the aggregate on a rolling twelve (12) calendar month basis.

“Governmental Authorization” shall mean any: (i) approval, permit, license, certificate, franchise, permission, clearance, registration, qualification or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (ii) right under any Contract with any Governmental Body.

“Governmental Body” shall mean any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign, supranational or other government; or (iii) governmental, self-regulatory or quasi-governmental authority of any nature, including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal.

“Indemnification Shares” shall mean fifteen percent (15%) of the Closing Shares, rounded down to the nearest whole number.

“Intellectual Property” shall mean algorithms, apparatus, databases, data collections, diagrams, formulae, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form, including Source Code and executable or object code), techniques, user interfaces, URLs, web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

“Intellectual Property Registrations” shall mean all Transferred IP that is subject to any issuance, registration, application or other filing by, to or with any Governmental Body or authorized private registrar in any jurisdiction throughout the world, including trademarks, domain names and copyrights, patents and pending applications for any of the foregoing.

“Intellectual Property Rights” shall mean all past, present, and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights and mask works; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patent and industrial property rights; (e) other proprietary rights in Intellectual Property; and (f) rights in or relating to registrations, renewals, extensions, combinations, divisions, and reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(e)” above.

“Key Personnel” shall mean each of.

“Knowledge” shall mean the actual knowledge of the Seller’s officers and directors.

“Law” shall mean any statute, law (including common law), constitution, treaty, ordinance, code, order, decree, judgment, rule, regulation and any other binding requirement or determination of any Governmental Authority.

“Legal Proceeding” shall mean any ongoing or threatened action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” shall mean any federal, state, local, municipal, foreign, international, multinational or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Letter of Credit” shall mean an irrevocable standby letter of credit payable on sight in the aggregate amount of Two Million Eight Hundred Thousand Dollars ($2,800,000) naming Seller as the sole beneficiary thereof that (i) has a term that expires no earlier than January 10, 2019, (ii) is issued by a United States financial institution that has a long term senior debt rating by Moody’s Investors Service of at least ‘A’, (iii) permits full or partial draws without condition or charge to the beneficiary thereof and (iv) is freely transferable by the beneficiary thereof (and each successor and assign thereof) without restriction or charge.

“Liability” shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

“Lock-Up Agreement” shall mean a lock-up agreement by and between TheMaven, on the one hand, and a Participating Stockholder, Say What or a Continuing Employee (each, a “Counterparty”), on the other hand, in form and substance reasonably acceptable to TheMaven and Seller providing, in each case, for (i) in the case of a Participating Stockholder and/or Say What, (A) a release of claims in the form attached hereto as Exhibit D and (B) an agreement and acknowledgment that it is a Seller Indemnitor for purposes under this Agreement and is bound by the provisions of this Agreement applicable to Seller Indemnitors, including Sections 1.3 and 5 as they relate to the Counterparties and the Seller Indemnitors, including, subject to the limitations and exceptions set forth herein, jointly and severally (in accordance with its Pro Rata Share) indemnifying and holding harmless the TheMaven Indemnified Persons with respect to the indemnification obligations of the Seller Indemnitors under Section 5, in each case solely in its capacity as an Seller Indemnitor and as fully as though it were a signatory thereto, and (ii) in the case of a Participating Stockholder, Say What or a Continuing Employee, an agreement and acknowledgment that, for a period of one (1) year following the Closing Date, it will not (I) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of its Closing Shares, or (II) enter into any swap or other agreement, arrangement or transaction that transfers to another, in whole or in part, directly or indirectly, any of the economic consequence of ownership of any of its Closing Shares, whether any transaction described in clause (I) or (II) is to be settled by delivery of TheMaven Common Stock, other securities, in cash or otherwise, without the prior written consent of TheMaven.

“Material Adverse Effect” shall mean, with respect to Seller or TheMaven (including for purposes of this definition, the Purchaser), as applicable, any change, event, violation, inaccuracy, circumstance or effect (any such item, an “Effect”), individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, that results in or would reasonably be expected to result in, a materially adverse effect on its business, assets (including intangible assets), liabilities, financial condition or results of operations taken as a whole; provided, however, none of the following will be taken into account in determining whether there has been a Material Adverse Effect: (a) any Effect to the extent attributable to conditions (or changes after the date hereof in such conditions) generally affecting the U.S. or global economy, financial or securities markets; (b) any Effect to the extent attributable to general economic, market or political conditions, or the outbreak or escalation of war or any act of terrorism; (c) any Effect to the extent attributable to changes in operating, business, regulatory or other conditions in the industry in which it operates; (d) any Effect attributable to the adoption, implementation, repeal, modification, reinterpretation or proposal of any Legal Requirement, regulation or policy by any Governmental Body, or any panel or advisory body empowered or appointed thereby, in each case, after the date hereof; (e) any Effect to the extent attributable to the announcement or performance of this Agreement or the consummation of the Transactions, including the impact thereof on relationships, contractual or otherwise, with vendors, clients, customers, partners or employees; (f) solely with respect to Seller, any Effect to the extent attributable to the taking of any specific action, or refraining from taking any specific action, in each case at the specific written request of TheMaven; and (g) any failure by it to meet projections, budgets or estimates of revenue or earnings for any period ending on or after the date of this Agreement (it being understood that the facts and circumstances giving rise to such failure may be taken into account in determining whether there has been a Material Adverse Effect (except to the extent such facts or circumstances are excluded from being taken into account by clauses (a) through (f) above)); provided, further, that any Effect referred to in clauses (a), (b), or (d) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur only to the extent that such change or effect has a disproportionate effect on it as compared to other participants in the industries in which it conducts its business.

“Non-Disclosure Agreement” shall mean the Mutual Confidentiality Agreement dated as of January 18, 2018 by and between TheMaven and Seller.

“Order” shall mean any writ, decree, permanent injunction, order or similar action used in a Legal Proceeding.

“Participating Stockholders” shall mean the stockholders of Seller that are entitled to participate in any distribution of the Closing Shares in compliance with the Seller Documents and this Agreement as set forth on Exhibit C.

“Person” or “person” shall mean any natural person, Entity or Governmental Body.

“Pro Rata Share” shall mean, (i) with respect to a Participating Stockholder, its pro rata allocation of the Closing Shares upon distribution by Seller upon completion of the Wind-Down as set forth on Exhibit C, (ii) with respect to Seller, the aggregate pro rata allocation of all Participating Stockholders as set forth on Exhibit C who have not yet been distributed Closing Shares and (iii) with respect to Say What, its pro rata allocation of the Closing Shares at Closing.

“Requisite Stockholder Approval” shall mean the approval of this Agreement and the Transactions by (i) the stockholders of Seller who hold at least a majority of the voting power of the outstanding shares of capital stock, voting together as a single class, (ii) a majority of the voting power of the Common Stock, voting together as a single class and (iii) a majority of the voting power of the Preferred Stock, voting as a single class.

“Representatives” shall mean officers, directors, employees, consultants, agents, attorneys, accountants, advisors and representatives.

“Sallyport” shall mean Sallyport Commercial Finance, LLC.

“Sallyport Facility” shall mean that certain Account Sale and Purchase Agreement by and between Seller and Sallyport, dated as of March 8, 2018.

“Say Canada” shall mean Say Media Canada, LLC, a Delaware limited liability company and a wholly-owned Subsidiary of Seller.

“Say Platform” shall mean Seller’s content management system(s) and publishing platform(s) as in existence as of the date hereof.

“Seller Documents” shall mean the certificate of incorporation and bylaws, including all amendments thereto, of Seller.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Deposit Adjustment Amount” shall mean an amount equal to the product of (A) the Security Deposit Amount multiplied by (B) the Security Deposit Adjustment Percentage; provided, however, in the event the Security Deposit Traffic Number is equal to at least 74 million, the Security Deposit Adjustment Amount shall be deemed to be zero.

“Security Deposit Adjustment Percentage” shall mean a percentage equal to the product of (i) the lesser of (A) the sum of (x) 74 million minus (y) the Security Deposit Traffic Number and (B) 4 million divided by (ii) 74 million.

“Security Deposit Traffic Number” shall mean the monthly average number of Total Unique Users for December 2018 and January 2019.

“Seller Contract” shall mean any Contract, including any amendment, supplement, restatement, renewal or replacement thereto: (i) to which Seller is a party; (ii) by which Seller or any of its assets is or may become bound or under which Seller has, or may become subject to, any obligation; or (iii) under which Seller has or may acquire any right or interest.

“Seller Disclosure Schedule” shall mean the schedule, dated as of the date of this Agreement, delivered to Purchaser on behalf of Seller on the date of this Agreement.

“Seller Group” shall mean, collectively, Seller and Say Canada or each of them, as the case may be.

“Seller Service Providers” shall mean any current or former employee, officer, director, manager, independent contractor or consultant employed or engaged by Seller.

Any Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly: (i) has the power to direct the management or policies of such Entity; or (ii) owns, beneficially or of record (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body or (b) at least fifty percent (50%) of the outstanding equity or financial interests of such Entity.

“Source Code” shall mean code in any programming language in a form intelligible to trained programmers, including all comments and procedural code as well as all related development documents.

“Stipulated Stock Price” shall mean a price of TheMaven Common Stock of $2.50 per share.

“Tax” shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, in each case of the foregoing, to the extent the foregoing are in the nature of a tax, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“TheMaven Common Stock” shall mean the common stock of TheMaven, par value $0.01 per share.

“Total Unique Users” shall mean, for a given measurement period, the aggregate number of unique users across the Say Platform or the combined content management systems controlled by TheMaven, as the case may be, during such period, as determined by Google Analytics, consistent with the technology and measuring practices used by Seller to calculate Total Unique Users during each calendar month during the twelve (12) most recently completed calendar months prior to the Closing; provided, however, that “Total Unique Users” shall not include any traffic purchased by Seller; provided, further, however that Seller’s receipt of its contractual revenue share and fees from publishers shall not be deemed to be a purchase of traffic.